SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant |X|
Filed by a party other than the registrant |_|

Check the appropriate box:
|X|   Preliminary proxy statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive proxy statement
|_|   Definitive  additional materials
|_|   Soliciting material pursuant to Rule 14a-12

                         Intelligent Controls, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


              ------------------------------------------------
                (Name of Person(s) Filing Proxy Statement, if
                         other than the Registrant)

Payment of filing fee (Check the appropriate box):
|_|   No fee required
|X|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
      and 0-11

(1)   Title of each class of securities to which transaction applies:
           Common Stock, par value $0.01 per share
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(2)   Aggregate number of securities to which transaction applies:
           4,739,399 shares outstanding (includes certain shares being cancelled in an ancillary transaction)
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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
           $3.95
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(4)   Proposed maximum aggregate value of transaction:
           $19,295,493 (estimated) (includes certain ancillary
           transactions)
-----------------------------------------------------------------------
(5)   Total Fee paid:
           $1,775.19
-----------------------------------------------------------------------
|_|   Fee paid previously with preliminary materials.
|_|   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
           N/A
-----------------------------------------------------------------------
(2)   Form, schedule or registration statement no.:
           N/A
-----------------------------------------------------------------------
(3)   Filing party:
           N/A
-----------------------------------------------------------------------
(4)   Date filed:
           N/A
-----------------------------------------------------------------------

   [THE REGISTRANT PRESENTLY INTENDS TO MAIL ITS DEFINITIVE PROXY STATEMENT
          FOR THE SPECIAL MEETING TO SHAREHOLDERS ON MAY 14, 2002]

[INCON LOGO]


                                                               May __, 2002

Dear INCON Shareholder:

As recently announced, the Board of Directors of Intelligent Controls, Inc. has approved a proposed merger with Franklin Electric Co., Inc. Under the proposed merger, Franklin would acquire our Company, and INCON shareholders would be entitled to receive $3.95 per share, in cash.

Completion of the merger is subject to certain conditions, including approval of the Merger Agreement by the affirmative vote of a majority of the outstanding shares of INCON common stock. We have called a Special Meeting of Shareholders in order to consider this proposal. The Special Meeting will be held at the Holiday Inn Express Hotel, 352 North Street/Interstate 95, Saco, Maine on ______ day, June __, 2002 at 1:30 p.m., local time.

Our Board of Directors believes the merger is in the best interests of INCON shareholders, and the Board unanimously recommends that you vote "for" approval of the Merger Agreement. In addition, the two largest shareholders of the Company (Alan Lukas and Ampersand Ventures) have joined me in personally endorsing the merger and have agreed to vote in favor of this proposal at the Special Meeting.

The enclosed proxy statement describes the Merger Agreement in detail, and a copy of the Merger Agreement itself is attached as Appendix A. We encourage you to read these materials carefully and then vote your shares. Whether or not you plan to attend the Special Meeting, please complete, date, and sign the enclosed proxy card and return it promptly in the postage-paid envelope provided.

On behalf of the Board of Directors, I thank you for your prompt attention to this important matter.

                                       Sincerely,



                                       Roger E. Brooks
                                       President and Chief Executive
                                       Officer

[INCON LOGO]


                         INTELLIGENT CONTROLS, INC.

                                  NOTICE OF
                       SPECIAL MEETING OF SHAREHOLDERS

                                June __, 2002

Notice is hereby given that a Special Meeting of Shareholders of Intelligent Controls, Inc. ("INCON" or the "Company") will held at the Holiday Inn Express Hotel, 352 North Street/Interstate 95, Saco, Maine on ______day, June __, 2002 at 1:30 p.m., local time.

The purpose of the Special Meeting is to consider a proposal to approve an Agreement and Plan of Merger dated as of April 25, 2002 (the "Merger Agreement") entered into among the Company, Franklin Electric Co., Inc. ("Franklin"), and a subsidiary formed by Franklin for purposes of the merger (FEI Corporation). At the Special Meeting, shareholders may also consider any other business that properly comes before the meeting. The Board of Directors is not presently aware of any such other business.

All shareholders of record at the close of business on April 29, 2002 are entitled to notice of, and to vote at, the Special Meeting (or any adjournment or postponement of that meeting). Your vote is very important. If you hold INCON stock certificates in your own name, we ask that you complete and sign the enclosed proxy card, and then mail it promptly in the enclosed envelope. If (like most shareholders) you hold your INCON shares in "street name" through a broker or other nominee, we ask that you promptly review the broker's or nominee's instructions on how to make sure that your shares are voted.

Please review the documents accompanying this notice for more complete information regarding the merger proposal. If you have any questions or require any assistance, please call Roger E. Brooks, President and Chief Executive Officer of the Company, at (800) 872-3455.

Dated at Saco, Maine this ___ day of May, 2002.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       Gregory S. Fryer, Clerk


      SHAREHOLDERS DISSENTING TO THE PROPOSED MERGER ARE ENTITLED, UPON COMPLIANCE WITH SECTION 909 OF THE MAINE BUSINESS CORPORATION ACT,
      TO BE PAID THE FAIR VALUE OF THEIR SHARES, AS DETERMINED BY A COURT. FOR A FURTHER EXPLANATION OF DISSENTERS' RIGHTS, SEE PAGES ___ BELOW.

                         INTELLIGENT CONTROLS, INC.
                           74 Industrial Park Road
                                P.O. Box 638
                              Saco, Maine 04072

                               PROXY STATEMENT
                       SPECIAL MEETING OF SHAREHOLDERS
                          To Be Held June __, 2002


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intelligent Controls, Inc. for use at the Special Meeting of Shareholders. The Special Meeting will be held at the Holiday Inn Express Hotel, 352 North Street/Interstate 95, Saco, Maine at 1:30 p.m. on ______day, June __, 2002.

                                   SUMMARY

This summary highlights some of the information contained in this proxy statement. It does not contain all the information that may be important to you. We urge you to read carefully the entire proxy statement, including the appendices. As used in this proxy statement, the words "Company" and "INCON" and "we," "us," and "our" refer to Intelligent Controls, Inc.

Merger Price of $3.95 in Cash Per Share. When the merger is completed, each INCON shareholder would be entitled to receive $3.95, in cash, for each share of common stock held. For example, if you own 500 shares of INCON common stock, you would be entitled to receive $1,975 after the merger, upon the surrender of your shares and other necessary documentation.

Board Recommends Approval of the Merger. THE COMPANY'S BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. In reaching its decision to approve the Merger Agreement, the Board considered a number of factors, discussed at pages _____ below.

Significant Terms of the Merger Agreement. Among the most important terms of the Merger Agreement are the following:

* Upon completion of the merger, INCON would become a wholly-owned subsidiary of Franklin Electric Co., Inc. See pages _____.

* All INCON shares previously outstanding would be cancelled as part of the merger, and thereafter would represent only the right to receive the merger price of $3.95 per share in cash (or, for those shareholders who choose to exercise dissenters' rights and follow the necessary statutory procedures, the right to a judicial appraisal of their shares). See pages _____.

* Stock options held by employees and others would, similarly, be cancelled in connection with the merger and, to the extent previously exercisable, would entitle the holders to cash payments of $3.95 per share minus the applicable option price per share. See pages _____.

* The merger cannot occur unless our shareholders approve the Merger Agreement at the Special Meeting by the affirmative vote of a majority of the outstanding shares of INCON common stock, determined as of the record date. See pages ___. The largest INCON shareholders (including all who own more than 5% of the outstanding shares) have endorsed the merger and have agreed to vote in favor of the Merger Agreement at the Special Meeting. These large shareholders owned approximately

      74% of the shares outstanding on the record date, an amount that is sufficient to assure voting approval of the Merger Agreement. See pages _____.

* If for any reason the merger does not occur by June 30, 2002, either INCON or Franklin may terminate the transaction if the terminating party has not otherwise breached the Merger Agreement. See pages
      _____.

* We have agreed not to solicit or encourage any competing offers. However, if some other party makes a potentially superior offer, then our Board of Directors may under some circumstances furnish nonpublic information to that party and negotiate with that party. If a potentially superior offer leads to termination of the Merger Agreement, INCON generally must pay Franklin a "break-up" fee, in the amount of $1,000,000. See pages _____.

* Completion of the merger depends on certain other conditions being satisfied or waived. See pages _____. THE COMPANY'S MANAGEMENT PRESENTLY BELIEVES THAT ALL CONDITIONS TO THE MERGER WILL BE SATISFIED, BUT THERE IS NO ASSURANCE THAT THIS WILL BE THE CASE.

Merger Will be Taxable to Shareholders. INCON shareholders generally would recognize gain or loss for federal (and state and local, if applicable) income tax purposes on the exchange of their INCON shares for cash. Your gain or loss would equal the amount of cash you receive minus your tax basis. The actual tax consequences to you would depend on your specific situation and other factors not within the Company's control. We encourage you to consult your personal tax advisor for a full understanding of the merger's specific tax consequences to you. See pages _____.

Availability of Dissenters' Rights. Under so-called "dissenters' rights" provided under Maine law, you have the right to reject the $3.95 merger price and instead require a judicial appraisal. Shareholders who meet all the statutory conditions for the exercise of dissenters' rights would be entitled to receive payment of the "fair value" of their shares, as determined by a Maine court. This amount could be equal to, more than, or less than the amount offered in the merger. See pages _____.

Financial Interests of Directors and Officers. With regard to the merger and certain related transactions, some of our directors and executive officers have interests as individuals that are in addition to, or different from, their interests as shareholders. For example, if the merger is completed Roger Brooks and certain other executive officers will receive special bonuses. Our Board of Directors is aware of these interests and considered them in its decision to approve the Merger Agreement. See pages _____.

                         VOTING AND PROXY PROCEDURES

Who Can Vote at the Meeting. The record date for the Special Meeting is April 29, 2002. Only persons who were shareholders of record as of that date are entitled to vote at the Special Meeting. As of the record date, a total of 4,739,399 shares of INCON common stock were outstanding. Each share of common stock has one vote.

Votes Needed to Approve the Merger. In order to complete the proposed merger, a majority of the outstanding shares of INCON common stock must be voted "for" approval of the Merger Agreement. Shares for which no vote is cast or for which the "abstain" box has been selected on the proxy card will have the same effect as a vote "against" the Merger Agreement. A broker non-vote will have the same effect as a vote "against" the Merger Agreement. (A broker non-vote occurs when a broker, or other nominee holding shares for a beneficial owner, does not vote on the merger proposal because the broker or nominee has not received voting instructions from the beneficial owner.)

At the time the Company and Franklin signed the Merger Agreement, three directors of INCON (Roger Brooks, Alan Lukas, and Charles Yie) and certain related parties signed a Voting Agreement with

Franklin, under which they agreed to vote all their INCON shares at the Special Meeting in favor of the Merger Agreement. These large shareholder own approximately 74% of the INCON shares that were outstanding on the record date. Their vote at the Special Meeting is therefore sufficient to assure approval of the Merger Agreement. See pages ___.

Voting by Proxy. When properly executed and returned, the enclosed proxy card will be voted in accordance with the choice marked. If no choice is specified, the proxy will be voted in favor of the Merger Agreement, as recommended by the Board of Directors.

If any matters not described in this proxy statement are properly presented at the Special Meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This may include a motion to adjourn or postpone the Special Meeting in order to solicit additional proxies. If the Special Meeting is postponed or adjourned, INCON stock may be voted by the persons named in the proxy card on the new Special Meeting date as well, unless you have revoked your proxy. The Company does not presently know of any other matters to be presented at the Special Meeting.

At any time before the vote is taken at the Special Meeting, you may revoke your proxy by delivering written notice of revocation to the Clerk of the Company, by submitting a later dated proxy, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in itself constitute revocation of your proxy.

If your INCON stock is held by a broker or other nominee (i.e. in "street name"), you will receive with this proxy statement written instructions from the broker or nominee on how to have your shares voted. Please contact the person who services your account if you have questions about these instructions.

                                 THE MERGER

THE FOLLOWING DESCRIPTION OF THE MERGER IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICES ATTACHED TO THIS PROXY STATEMENT. WE URGE YOU TO READ THE APPENDICES IN THEIR ENTIRETY.

Overview of Transaction. As soon as practicable after the conditions to the merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated, the merger will occur as follows:

* INCON will merge with FEI Corporation, a wholly-owned subsidiary of Franklin Electric Co., Inc. which was recently formed for purposes of the merger. After completion of the merger, FEI Corporation will cease to exist and INCON will continue as the surviving corporation.

* Each share of INCON common stock held by you will be converted into the right to receive $3.95 in cash, and you will no longer have any rights or interests in INCON.

The Acquired and Acquiring Entities.

INTELLIGENT CONTROLS, INC. is a developer, manufacturer, and marketer of electronic measurement devices for the petroleum and power utility industries. Founded in February 1978, INCON began as an electronic engineering consulting firm. The Company expanded its focus to include systems engineering, and soon thereafter INCON began developing and manufacturing its own products. INCON serves the petroleum and utility industries with electronic instrumentation and systems that help end users to manage and maintain critical fuel and power-related systems. The Company's address and telephone number is 74 Industrial Park Road, P.O. Box 638, Saco, Maine 04072, telephone (800) 872-3455.

FRANKLIN ELECTRIC CO., INC., a technical leader in electric motors, drives, and controls, is the world's largest manufacturer of submersible water and fueling systems motors, a manufacturer of underground fueling systems hardware and flexible piping systems and a leader in engineered industrial motor products. The address and telephone number of the Company's executive offices is 400 East Spring Street, Bluffton, Indiana 46714, telephone (260) 824-2900.

Aggregate Merger Price. As of April 29, 2002, the Company had 4,739,399 outstanding shares of common stock. Of this amount, 410,000 shares were issued in May 1998 to Roger Brooks for a promissory note that remains outstanding. With Franklin's consent, the Company intends to cancel these 410,000 shares immediately prior to the merger, in payment of Mr. Brooks' note. At $3.95 per share, this stock has an aggregate value of $1,619,500, which is slightly less than the projected amount due under the note as of mid-June. Subtracting these 410,000 shares from the 4,739,399 outstanding shares leaves 4,329,399 "net" shares outstanding.

The Company also has outstanding stock options which, as of mid-June, would be exercisable for another 347,092 shares of INCON stock. Exercise of a stock option requires the holder to pay a stated amount (the option price) to the Company. Under the Merger Agreement, any outstanding stock options will be cancelled immediately prior to the merger, and the Company will pay the option holders cash in an amount equal to the number of shares for which the option is then exercisable, multiplied by the excess (if any) of $3.95 per share over the option price. The aggregate amount payable on these options is equivalent to having another 145,536 shares of INCON stock outstanding.

The aggregate price being offered to INCON stockholders and option holders in connection with the merger is therefore computed as $3.95 per share multiplied by the sum of 4,329,299 net outstanding shares plus 145,536 net option shares, which is approximately $17,675,600.

In addition to this amount, INCON estimates that it will incur $125,000- $150,000 of costs by virtue of this transaction, consisting primarily of fees to its lawyers, accountants, and financial advisor. Also, Franklin has consented to INCON paying up to $375,000 of transaction-contingent bonuses to employees. See pages ___.

Discussions Leading to the Merger Agreement. Principals of the Company and Franklin have, from time to time over the past three years, discussed the possibility of joint activities, particularly related to integration of INCON's line leak detector products into the submersible fuel pump offered by FE Petro (part of Franklin Fueling Systems). These discussions did not result in any joint activities.

In mid-2000, the Company's principal competitor (Veeder-Root) purchased Red Jacket, the principal competitor to FE Petro. This event prompted renewed discussions between INCON and Franklin/FE Petro. On July 25, 2001, Roger Brooks (President and Chief Executive Officer of INCON) and Jess Ford (Senior Vice President of Franklin) spoke about the potential benefits of the two companies working more closely together. On August 30, 2001, Jess Ford and Don Kenney (VP & General Manager of FE Petro) visited the Company and met with Roger Brooks, Alan Lukas (Chairman and, at that time, VP Product Development) and Rick Sales (VP Sales and Marketing). This visit resulted in the signing of a mutual nondisclosure agreement and an understanding that Franklin would evaluate certain INCON products and software for fuel management. In mid-September, Alan Lukas called Jess Ford to let him know that he was stepping down as a full-time employee at INCON but would continue as Chairman. Also in September, an INCON application engineer visited FE Petro and completed installation and training for the products and software being evaluated. At the end of September, Roger Brooks, Don Kenney and Jess Ford met at a Petroleum Equipment Industry trade show, and FE Petro undertook to complete its evaluation of the INCON products and software within the following sixty days.

There was limited interaction between the two companies between late September 2001 and the beginning of January 2002. Alan Lukas and Roger Brooks each spoke with Jess Ford in early January 2002. On January 24, 2002, the Company received a letter from Jess Ford expressing Franklin's interest in acquiring INCON for a price in the $15 to $16 million range. The Company's Board of Directors met by telephone conference call on January 29, and authorized Roger Brooks to engage in follow-up discussions with Franklin. At that time an updated nondisclosure agreement was executed and financial information was provided to Franklin. A conference call took place among Jess Ford, Gregg Sengstack (Senior Vice President and Chief Executive Officer of Franklin), Jeff Frappier (Franklin's Director of Financial Planning), Alan Lukas and Roger Brooks shortly thereafter. More detailed information was provided by the Company as a follow-up to this call. On February 7, Jess Ford sent an e-mail message to Roger Brooks, expressing an interest in acquiring the Company for a price of at least $16 million. On February 8, the Company's Board of Directors met and authorized further discussions with Franklin. On February 21, Roger Brooks and Alan Lukas met with Jess Ford, Gregg Sengstack, and Jeff Frappier at Franklin's Bluffton, Indiana headquarters to further negotiate on price.
At this meeting, Franklin offered a price of $17 million. Both sides agreed to further reflect on their meeting, and Franklin indicated it would soon affirm or update its latest offer.

On February 26, 2002, Jess Ford sent a letter to Roger Brooks setting forth a proposed offer of $18 million in cash for the purchase of all INCON common stock and related stock options. The offer was subject to completion of due diligence satisfactory to Franklin, a requirement that the Company maintain the confidentiality of the offer, and an undertaking that the Company not solicit competing offers for at least 60 days. A quorum of the Company's directors met by telephone conference call on March 4 and authorized Roger Brooks to accept the offer in principle. On March 6, Roger Brooks sent Jess Ford a letter accepting Franklin's offer in principle, subject to negotiation and execution of a mutually acceptable definitive merger agreement. On April 1, Franklin's counsel sent the Company's counsel preliminary drafts of a merger agreement and a voting agreement. Thereafter, the parties and their respective counsel engaged in further negotiations with respect to these agreements. On April 5, the Board of Directors held a telephone conference call in order to discuss the merger terms and the status of the transaction. On or about April 15, based on certain assumptions concerning projected working capital levels and further due diligence regarding outstanding stock options, the parties determined that the offer of $18 million equated to a merger price of $3.95 per share. At a meeting on April 19, Franklin's Board of Directors approved the proposed merger terms and related agreements and authorized management to execute these documents on behalf of the Company. At a meeting by telephone conference call on April 24, the Company's Board of Directors approved the proposed merger terms and related agreements, authorized management to execute these documents on behalf of the Company, and took other related actions. Final changes to these agreements were negotiated on April 24, and the Merger Agreement and Voting Agreement were executed and delivered by the parties on April 25. INCON and Franklin each issued press releases on the afternoon of April 25, announcing the proposed merger.

INCON Board's Reasons for Approving the Merger. Our Board of Directors believes that the terms of the Merger Agreement are in the best interests of INCON and our shareholders. Accordingly, the Board of Directors unanimously recommends that our shareholders vote "FOR" approval of the Merger Agreement and the transactions contemplated by it.

In determining to approve and recommend the Merger Agreement, the INCON Board of Directors considered a number of factors, including the following:

* The $3.95 cash merger price, in relation to current and the historic trading prices of INCON common stock;

* INCON's financial condition, results of operations and prospects, and the overall economic climate and competitive and regulatory environment facing the Company;

* Other recent industry acquisitions within the petroleum equipment industry, and our prior contacts with industry players to explore possible joint ventures or other affiliations;

* INCON products under development, and new and proposed marketing initiatives;

* A study by our financial advisor, Fletcher Spaght, Inc., on results achievable by INCON in particular market niches for its products and software, principally high volume retailers of gasoline and owners of above-ground storage tanks;

* A valuation assessment of the Company from Fletcher Spaght (described below);

* Strategic alternatives to the proposed merger, including the alternative of remaining an independent company;

* The arm's-length negotiations with Franklin over the merger price and the terms of the Merger Agreement;

* Support by major shareholders of the merger price, and their willingness to enter into a voting agreement containing an irrevocable commitment to vote their shares in favor of the Merger Agreement at the Special Meeting;

* The availability of appraisal rights under Maine law to shareholders who may dissent from the merger, and the absence of any restriction or condition limiting the number of dissenting shares;

* The right of the Board of Directors, in certain circumstances, to terminate the Merger Agreement or take other actions if an unsolicited bid is received, and the size of the break-up fee associated with such a termination;

* The effect of the merger on INCON's employees and customers, and the greater resources and broader distribution network available to INCON after the merger than we currently enjoy; and

* The proposed treatment of outstanding stock options in connection with the merger.

The Board of Directors did not quantify or otherwise attempt to assign relative weights to these and other factors which it considered in reaching its determination. After reviewing these factors, the Board concluded that the proposed merger is in the best interests of the Company and that the amount and form of merger consideration being offered by Franklin is fair to INCON shareholders.

Report of INCON's Financial Advisor. In the fall of 2001, INCON retained Fletcher Spaght, Inc. to evaluate different growth strategies for the Company, particularly with regard to sales of INCON products and software to high volume retailers of gasoline (the "HVR market") and to owners of above-ground storage tanks (the "AST market"). As part of this assignment, the Company asked Fletcher Spaght to provide its assessment of the effect of different strategies on future value of INCON. Fletcher Spaght is a consulting firm that provides strategy and financing assistance to emerging technologies/growth enterprises. The firm advises clients on the commercial potential of new technologies and the options for developing, funding, or acquiring new businesses.

Fletcher Spaght made its preliminary report to the Board on February 8, 2002, based on market data as of January 18, 2002 and internal Company budgets for 2002.

Fletcher Spaght estimated future revenues, earnings, cash flow, and EBITDA of the Company from 2002 through 2005, based on varying assumptions about future sales of the Company's core FMS (fuel management systems) and PRS (power reliability systems) products and services and based on varying assumptions about future INCON sales growth in the HVR and AST markets. Fletcher Spaght also computed enterprise value ratios of seven other public companies that manufacture bulk instrumentation control products similar to INCON's, and those of five other public companies that manufacture general instrumentation products. Specifically, Fletcher Spaght computed average ratios within each of these two groups in terms of enterprise value divided by revenues, earnings, cash flow, and EBITDA. Of these, Fletcher Spaght considered the EBITDA ratios of the bulk instrumentation controls companies to be the most useful predictors of value. Since small private or thinly-traded companies tend to sell at discounted prices compared to large public companies with liquid markets for their stock, Fletcher Spaght also estimated a discount rate that it considered reasonable for purposes of comparing INCON against the other public companies studied. Fletcher Spaght then computed estimated potential market values for INCON in 2002 through 2005, based upon nine different scenarios of average revenue growth and average EBITDA rates through that four-year period. Fletcher Spaght advised the Board on February 8 that this analysis suggested the following range of projected market values for INCON as of the end of 2002:

* $14.7-$15.0 million, assuming EBITDA equal to 9.5% of projected 2002 revenues; or

* $18.0-$18.4 million, if INCON is assumed to achieve substantially higher revenues for 2002, such that EBITDA reaches 12.8% of revenues.

An EBITDA rate of 9.5% is equivalent to the Company's budgeted level of EBITDA for 2002. An EBITDA rate of 12.8% would represent a substantial improvement over 2002 budgeted levels, and is equivalent to EBITDA achieved for the most profitable year in the Company's history (1998). Average EBITDA for the seven bulk instrumentation controls companies, in contrast, is 14.7% of revenues.

In April 2002 Fletcher Spaght updated its preliminary report, in order to include more recent data on enterprise value ratios of the other public companies used for comparison. Fletcher Spaght advised Company management that updated figures suggested an improved value for INCON as compared to that reported in February.

In a final report dated April 26, Fletcher Spaght stated that the average ratios of the group of seven bulk instrumentation controls companies had strengthened significantly over the past three months. Most of this improvement was due to two companies, which had enjoyed particularly large increases in their stock prices. Even excluding those two companies, however, the enterprise value-to-EBITDA ratios for the bulk instrumentation controls group had improved by an average of 8% over the prior three months. Applying a 10% premium over the enterprise value-to-EBITDA ratio previously employed, Fletcher Spaght's updated analysis suggests a range of projected market values for INCON of:

* $15.6-$15.9 million, assuming EBITDA equal to 9.5% of projected 2002 revenues; or

* $19.2-$19.6 million, if INCON is assumed to achieve substantially higher revenues for 2002, such that EBITDA reaches 12.8% of revenues.

Fletcher Spaght's report is limited in scope, includes data from a small number of comparison companies, and does not discuss all valuation methods that typically would appear in a more exhaustive analysis of valuation.
The report was directed to the INCON Board, for its use in considering the factors described above. INCON did not ask Fletcher Spaght for, and that firm did not provide, any opinion as to the fairness of the proposed merger price to the Company's shareholders from a financial standpoint. The report further does not express any opinion to the Board on the underlying business decision of whether to engage in the merger, and it is not a recommendation to any INCON shareholder on how that shareholder should vote at the Special Meeting.

Fletcher Spaght is receiving a fee of $______ for preparing this report, and also is being reimbursed for approximately $_____ of out-of-pocket expenses incurred in connection with this engagement. INCON has also agreed to indemnify Fletcher Spaght and its directors, officers, employees, agents, and controlling persons against expenses and liabilities that it might incur from claims brought by the Company or third parties in connection with this engagement, including without limitation claims under federal or state securities laws.

Fletcher Spaght's preliminary and final report is available for inspection and copying during normal business hours, upon request of any interested shareholder or his or her representative who has been so designated in writing, at the Company's offices.

Conditions to the Merger. The respective obligations of INCON and Franklin to effect the merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, the most significant of which are as follows: (i) receipt of INCON shareholder approval of the Merger Agreement, (ii) the other party's performance of its respective obligations under the Merger Agreement in all material respects; (iii) the continued accuracy of the other party's representations and warranties in all material respects; and (iv) the absence of any proceeding seeking to restrain or enjoin consummation of the merger. We are not aware of any regulatory approvals that are needed for the merger.

Franklin's obligations also are conditioned upon INCON having (i) obtained all third-party approvals necessary to consummate the merger; (ii) settled Roger Brooks' restricted stock note (see page ___ below); (iii) terminated certain agreements with its major shareholders, which had been entered into in 1998 at the time two Ampersand Ventures funds made a substantial investment in the Company; and (iv) not incurred any material adverse change since April 25, 2002 in Incon's business, assets, properties, liabilities, results of operations, condition (financial or otherwise), or working capital, taken as a whole.

Effective Time of the Merger. The merger will be consummated only if the Merger Agreement is approved by INCON shareholders and all other conditions to the merger are either are satisfied or waived. The merger will become effective on the date that articles of merger are filed with the Maine Secretary of State. INCON and Franklin have agreed to use reasonable efforts to cause the merger to occur in the most expeditious manner practicable. INCON and Franklin each has the right to terminate the Merger Agreement if the merger is not completed by June 30, 2002.

Pre-Merger Covenants. Prior to the merger, the Merger Agreement requires INCON to (among other things) (i) hold a meeting to obtain approval of the Merger Agreement from its shareholders; (ii) conduct its business in the ordinary course; (iii) cause its management to consult regularly with Franklin representatives; and (iv) promptly notify Franklin of the occurrence of an event which would cause a breach of any representation, warranty, or covenant of the Company in the Merger Agreement to be untrue or which would cause the failure of any condition to the merger.

Termination upon a Superior Offer; Break-up Fee. In the Merger Agreement, the Company has generally agreed not to solicit any transactions from third parties which would compete with, or otherwise be inconsistent with, the proposed merger. The Company has also generally agreed not to negotiate with any third party, or provide nonpublic information, in connection with any potential competing offer.

Notwithstanding these provisions, if prior to the Special Meeting a third party makes an unsolicited acquisition proposal in writing and (a) the Company's Board of Directors determines reasonably and in good faith, after due investigation and after consultation with and based upon the advice of an outside financial advisor, that such acquisition proposal is or could reasonably be expected to lead to a "superior proposal" (as defined in the Merger Agreement), (b) the Board determines reasonably and in good faith, after due investigation and after consultation with and based upon the advice of Company counsel, that the failure to take action would cause the Board to violate its fiduciary duties to shareholders under applicable law, and (c) the Company provides at least two business days' notice to Franklin, then the Board may (i) withdraw, modify, or change its approval or recommendation in favor of the Merger Agreement, (ii) under a customary confidentiality agreement furnish nonpublic information to the person making the acquisition proposal, and (iii) participate in discussions or negotiations regarding the acquisition proposal.

Thereafter, under certain circumstances, either the Company or Franklin may terminate the Merger Agreement, in which case INCON has agreed to pay Franklin a break-up fee of $1,000,000 in cash. Before INCON may terminate the Merger Agreement on these grounds, (A) the Company must give Franklin at least five business days' notice that it has received a superior proposal that the Board intends to approve, specifying the material terms and conditions of that proposal and identifying the person making the proposal,
(B) Franklin may offer such adjustments in the terms and conditions of the Merger Agreement as Franklin deems appropriate, (C) at the end of the five-business day period, the Board of Directors must continue reasonably and in good faith to believe that the acquisition proposal is a superior proposal, and (D) the Company must pay the break-up fee.

Franklin may terminate the Merger Agreement and be paid the break-up fee if
(A) the Company's Board of Directors withdraws or significantly modifies its recommendation in favor of the Merger Agreement, approves or recommends a competing proposal, or has executed a definitive acquisition agreement with a third party or (B) a tender offer or exchange offer for any outstanding INCON shares is commenced, and the Company's Board of Directors, within ten days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders.

The $1,000,000 break-up fee represents approximately 5-1/2 percent of the aggregate merger price offered by Franklin. After considering the circumstances of the proposed merger and certain information regarding break-up fees in other recent publicly announced transactions, the Company's Board of Directors concluded that a break-up fee of this size was reasonable in the context of the present merger transaction.

                      INTERESTS OF DIRECTORS, OFFICERS,
                        AND SIGNIFICANT SHAREHOLDERS

Some of our directors and executive officers have interests in the merger that are in addition to or different from the interests of shareholders generally. The Board of Directors was aware of these interests and considered them when approving and recommending the Merger Agreement. These interests are described below.

Voting Agreement. Franklin's offer was conditional upon certain major shareholders of the Company entering into a Voting Agreement and Amendment to Stockholders Agreement (the "Voting Agreement") at the same time as the Company signed the Merger Agreement. These parties to the Voting Agreement include Roger Brooks (President, CEO, and a director), Alan Lukas (Chairman and a director), Charles D. Yie (a director), two investment funds affiliated with Mr. Yie (Ampersand 1995 Limited Partnership and Ampersand 1995 Companion Fund Limited Partnership, referred to below as "Ampersand"), and certain related parties of Mr. Lukas (his brother, his wife, and a trust for the benefit of his child). These shareholders have made an irrevocable commitment to vote in favor of the Merger Agreement at the Special Meeting, and have given Franklin the power to vote their shares at that Meeting. Those shares constitute approximately 74% of the total shares outstanding as of the record date for the Special Meeting. The INCON shareholders who are parties to the Voting Agreement would receive the same $3.95 per share being offered to other shareholders in the merger.

Stockholders Agreement. The Company, Ampersand, Roger Brooks, Alan Lukas, Mr. Lukas' brother, and certain other related parties have entered into a Stockholders Agreement restricting the voting and transfer of shares of INCON common stock owned by each. The shares owned by these stockholders represent approximately 74% of the INCON stock outstanding on the record date for the Special Meeting. The stockholders who are parties to the Stockholders Agreement have agreed to vote their shares (i) to limit the size of the Company's Board of Directors to five directors and (ii) to elect as those directors Charles Yie, Alan Lukas, the Chief Executive Officer (Roger Brooks), and one designee each of Ampersand and Alan Lukas. These stockholders have also agreed to vote their shares in such a way that Ampersand will be able to block certain significant transactions opposed by it, such as financing transactions exceeding $5 million or a merger or other sale of the Company. For a period of five years, these stockholders agree not to make open-market purchases of INCON common stock and not to initiate or assist in proxy solicitations, except with prior written consent from INCON's Board of Directors. These stockholders have also granted each other certain rights of first refusal to purchase shares that a stockholder proposes to sell to a third party; and to grant each other certain co-sale rights to participate in sales of stock to a third party. Under the Voting Agreement described above, the parties have agreed to cancel the Stockholders Agreement in connection with the merger.

Ampersand Investment Agreement. The Company is a party to an Investment Agreement with Ampersand and Roger Brooks. The agreement provides Ampersand a right of first refusal on future sales of INCON stock to third parties, and provides Ampersand and Mr. Brooks with rights to require registration of their shares to permit resales of stock by them. The agreement also provides Ampersand and Mr. Brooks with a right, under limited circumstances, to require the Company to repurchase their shares. Under the Voting Agreement described above, the parties have agreed to cancel the Investment Agreement in connection with the merger.

Brooks Restricted Stock Note. In May 1998, at the time he became President and CEO, Roger Brooks purchased from the Company a total of 486,923 shares of INCON common stock at $3.25 per share. He paid $250,000 in cash for 76,923 of these shares, and delivered a restricted stock note in the amount of $1,332,500 for the other 410,000 shares. The note bears interest at 5.69% per annum and becomes payable in full in May 2006, except that this payment obligation may be accelerated if his employment with the Company terminates for any reason. Mr. Brooks' personal liability under the note is limited to $200,000 plus the value of the 486,923 purchased shares, which are pledged to the Company as collateral. As of mid-June, the amount due on the note (including accrued interest) will be approximately $1,674,500.

As permitted by the Merger Agreement, the Company plans to accept the 410,000 shares from Mr. Brooks as full payment of this restricted stock note. At the $3.95 merger price, these shares will have a deemed value of $1,619,500, which is within approximately $55,000 of the amount that will then be due under the note. The Company will reduce Mr. Brooks' indebtedness under the note by this difference.

Transaction-Contingent Bonuses. As permitted by the Merger Agreement, the Company also plans to pay $350,000 in cash bonuses to certain executive officers at the time of, and contingent on the occurrence of, the merger. These bonuses consist of $300,000 to Roger Brooks, $16,500 to Rick Sales (VP Marketing and Sales), $16,500 to Dean Richards (VP Production), and $17,000 to Andrew Clement (Controller and Assistant Treasurer).

Indemnification. Presently, the Company's bylaws provide for mandatory indemnification of directors and officers against claims and liabilities arising from their conduct as directors and officers, and the Company also maintains directors' and officers' liability insurance against such claims and liabilities. Under the Merger Agreement, the surviving corporation will continue to indemnify the existing directors and officers of INCON. Specifically, the Merger Agreement provides for indemnity against liabilities arising at or prior to the effective date of the merger, to the fullest extent permitted under applicable law. The surviving corporation also will maintain, for a period of three years, subject to certain limitations, directors' and officers' liability insurance coverage for persons who were covered by such insurance maintained by INCON on the date of the Merger Agreement.

Acceleration of Stock Options. Stock options granted by the Company generally are subject to vesting requirements, such that they become exercisable in pro rata increments over a four-year period. In the case of options granted to directors and executive officers, the vesting of the options accelerates in the event of a change in control. The current directors and executive officers hold options to purchase a total of 226,000 shares, at option prices ranging from $1.06 to $3.00 per share. Under the normal four-year vesting schedule, these options are presently exercisable for 171,100 shares. The merger would give rise to acceleration for the other 54,900 shares purchasable by directors and executive officers under these options.

                       FEDERAL INCOME TAX CONSEQUENCES
                            OF THE MERGER TO YOU

The exchange of INCON common stock for cash pursuant to the merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under state, local, and other tax laws. An INCON shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the merger and the shareholder's tax basis in those shares. Gain or loss must be determined separately for each set of INCON shares surrendered pursuant to the merger. For these purposes, shares of INCON stock acquired by the shareholder at the same time and price are considered together.

Gain or loss recognized by the shareholder exchanging his or her INCON common stock pursuant to the merger will be "capital gain or loss" if stock is a capital asset in the hands of the shareholder. If the stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual shareholder generally will be subject to federal income tax at capital gain rates applicable to the shareholder (up to a maximum of 39.6% for short-term capital gains and 20% for long-term capital gains), and capital gains recognized by an exchanging corporate shareholder generally will be subject to federal income tax at a maximum rate of 35%. Stock held in an individual retirement account (IRA) or other tax-deferred account may not be subject to immediate taxation.

Neither INCON nor Franklin will request a ruling from the Internal Revenue Service on any of the tax effects to INCON shareholders of the transactions discussed in this proxy statement, and no opinion of Company counsel will be rendered on the tax effects of the merger to shareholders.

The federal income tax discussion set forth above is based upon current law and is intended for general information only. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, OR OTHER TAX LAWS AND OF ANY PROPOSED CHANGES IN THOSE TAX LAWS AND THE INTERNAL REVENUE CODE.

                PROCEDURES FOR SURRENDERING YOUR CERTIFICATES

Franklin and the Company will designate a paying agent for the merger. On or before the effective date of the merger, Franklin will deposit with the paying agent an amount of cash sufficient to pay the aggregate merger price to all INCON shareholders. Within five business days after the effective date, the paying agent will mail letters of transmittal to all persons and entities shown on the Company's stock records as being record holders of INCON shares at the time the merger became effective. The letter of transmittal will contain instructions for surrendering stock certificates.

YOU SHOULD NOT RETURN YOUR INCON COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES TO THE PAYING AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FROM IT.

If a certificate for INCON stock has been lost, stolen, or destroyed, the paying agent will not be obligated to deliver payment until the holder of the shares delivers: (i) an appropriate affidavit by the person claiming the loss, theft or destruction of his or her certificate; (ii) an indemnity agreement; and (iii) if required by the paying agent or Franklin, a bond.

The paying agent will return to Franklin any funds not claimed by INCON shareholders within 120 days after the effective date. Thereafter, Franklin will be responsible for payments on any other INCON stock certificates surrendered.

                             DISSENTERS' RIGHTS

Holders of INCON stock are entitled to dissenter's rights under Section 908 of the Maine Business Corporation Act (the "Maine Act"). By complying with
Section 909 of the Maine Act, an INCON shareholder may dissent from the merger and, if the merger is effected, be paid a judicially-determined "fair value" of his or her shares as of the day prior to the date on which the merger is approved by the shareholders, excluding the effect of any appreciation or depreciation of shares in anticipation of the merger.

This right of dissent may be exercised as to all or less than all of a shareholder's shares. In order to exercise this right a shareholder must comply with three principal requirements:

* Pre-Meeting Written Objection. The shareholder must file with the Company, at or before the Special Meeting, a written objection to the merger. A vote against the merger does not in itself constitute the required written objection. (No objection is required, however, from any record shareholder to whom INCON failed to send notice of the Special Meeting.)

* No Vote in Favor of the Merger. The shareholder must not vote in favor of the Merger Agreement. The shareholder may abstain from the vote, but unless a signed proxy card indicates that the shareholder wishes to vote against or abstain, the shares represented by that proxy will be voted in favor of the merger and the shareholder will not be permitted to exercise his or her right of dissent.

* Post-Meeting Written Demand. The shareholder must file a written demand for payment of the fair value of his or her shares within 15 days after the date of shareholder approval of the Merger Agreement. A demand for payment may be filed either by delivering it personally to, or by mailing it by certified or registered mail to, the Company at the following address: Intelligent Controls, Inc., 74 Industrial Park Road, P.O. Box 638, Saco, Maine 04072, Attn: President. The demand must specify the name and current address of the shareholder. Once filed, a demand for payment may not be withdrawn without the consent of INCON. A shareholder making such a demand may not thereafter vote or exercise any other rights of a shareholder.

Any shareholder failing either to object or to make demand in the time and manner provided in Section 909 shall have the right to receive the merger price for his or her shares. In general, any shareholder making such objection and demand shall thereafter be entitled only to payment as provided in Section 909 and shall have no other rights as a shareholder.

The right of a shareholder to be paid the fair value of his or her shares will terminate in the event that (i) the merger is not approved or is abandoned, (ii) the shareholder demand is withdrawn upon consent, (iii) no judicial action for the determination of fair value shall have been filed within the time prescribed by Maine law, (iv) the shareholder fails to comply with the statutory procedure, or (v) a court of competent jurisdiction determines that the shareholder is not entitled to demand payment.

At the time the shareholder files his or her demand, or within 20 days thereafter, the shareholder must submit the certificates representing the shares for which he or she is demanding payment, for notation of the fact of such shareholder demand. A shareholder submitting certificates for notation must mail or deliver them to Intelligent Controls, Inc., 74 Industrial Park Road, P.O. Box 638, Saco, Maine 04072, Attn: President. Share certificates will be returned to the shareholder promptly after notation has been made. Under the Maine Act, a dissenting shareholder who fails to submit certificates for such notation within this time limit will lose all rights as a dissenting shareholder, unless the court for good and sufficient cause shown shall otherwise direct.

Within the later of 25 days after the merger is approved by the shareholders or 10 days after the effective date of the merger, the Company will give written notice to each dissenting shareholder that the merger has been effected, and will make a written offer at a specified price to purchase the shares as to which each shareholder is dissenting. This offer will be made at the same price per share to all dissenting shareholders of the same class. Such notice and offer will be accompanied by a balance sheet of the Company as of the latest available date (and not more than 12 months prior to the making of the offer) and a profit and loss statement of the Company for the 12-month period ended on the date of such balance sheet.

Under the Maine Act, if the Company and a holder of INCON stock agree on a price during the 20 days after the last date for delivery of such notice, the Company will, within 90 days after the effective time of the merger, make payment of the agreed amount upon surrender by the dissenting shareholder of his or her shares, and upon such payment the dissenting shareholder shall cease to have any interest in such shares. If the Company and any shareholder fail to agree on the fair value of the shareholder's shares during such 20 day period, the Company may, within a 60-day period thereafter, bring an action in the Maine Superior Court in Cumberland County, Maine to determine the fair value of the shares, or a dissenting shareholder may, up to 60 days after the effective time of the merger, demand in writing that the Company bring such an action, in which case the Company must do so within 30 days after receipt of such demand, and if the Company fails to institute an action within such 30-day period, any dissenting shareholder may bring a suit in the name of the Company. All actions to determine fair value, whether brought by the Company or a shareholder, must be filed within 6 months from the effective time of the merger.

All dissenting shareholders, wherever residing, who have not agreed with the Company on a price for their shares shall be joined in any action to determine fair value and must be given service of process. The value determined by the Court will be binding on all eligible dissenting shareholders. Upon request of the Company, the Court will consider and pass upon whether specified dissenting shareholders have satisfactorily complied with all of the requirements of Section 909, and if it finds that a shareholder has not, such shareholder will not be entitled to be paid the fair value as determined, but will be bound by the terms of the Merger Agreement. The burden of proof is on the shareholder to prove his or her eligibility.

The judgment fixing the fair value of the shares is to include interest, at such rate as the Court may find to be fair and equitable, from the date of the shareholder vote to the date of payment unless, as to any shareholder, the Court shall determine that the shareholder's refusal to accept the Company's offer of payment for the shares was arbitrary, vexatious, or not in good faith, in which case the Court may, in its discretion, disallow interest. The judgment will be payable only upon surrender to the Company of the certificates representing such shares. Upon payment of the judgment, a dissenting shareholder will cease to have any interest in the shares. Costs and expenses of the proceeding, as determined by the Court, will be assessed against the Company unless a shareholder's refusal to accept the Company's offer of payment for his or her shares is found to have been arbitrary, vexatious, or not in good faith, in which case the Court may assess all or a portion of such costs against such shareholder. Costs and expenses will not include the fees and expenses of counsel or of expert witnesses, but will include reasonable compensation and expenses to any appraisers appointed by the Court. If the "fair value" of the shares, as determined by the Court, "materially exceeds" the amount which the Company offered to pay therefor, or if no such offer was made, the Court, in its discretion, may award any shareholder who is a party to the proceeding all or part of such shareholder's attorneys fees or expenses and reasonable compensation and expenses to any expert employed by such shareholder.

If a shareholder has exercised his or her right to dissent with respect to any shares of INCON, any transferee of such shares will not acquire any rights in INCON other than the rights which the transferring shareholder had with respect to such shares as a dissenting shareholder. Any new certificate issued evidencing such transferred shares shall bear a notation reflecting the demand made by the transferor.

A shareholder who is a minor or otherwise legally incapacitated will be bound by the procedural limitations of Section 909 of the Maine Act. Any such shareholder may personally, or through a guardian or any person acting for such shareholder as a legally authorized representative, take all actions necessary to assert his or her right to dissent. Actions taken in respect of shares held of record by a nominee for the benefit of another may be made only by such nominee and not by the beneficial owner.

The foregoing summary does not purport to be a complete statement of the provisions of Sections 908 and 909 of the Maine Act, and is qualified in its entirety by reference to the complete text of such Sections, copies of which are attached as Appendix B.

                          OWNERSHIP OF COMMON STOCK

As of record date for the Special Meeting (April 29, 2002), there were 4,739,399 outstanding shares of common stock, the Company's only authorized class of stock. Set forth below, as of that date, is information concerning beneficial ownership of the Common Stock by directors and executive officers of the Company and by each other person known to the Company to own beneficially more than 5% of the outstanding shares. Except as otherwise noted, all shares are owned directly.

                                           Amount and nature of
Name and address of beneficial owner       beneficial ownership    Percent of class
------------------------------------       --------------------    ----------------

Ampersand 1995 Limited Partnership and
    related entities (1)(6)                      1,638,462              34.6%
Charles D. Yie (2)(6)                            1,659,462              34.9%
Alan Lukas (3)(6)                                  989,638              20.9%
Roger E. Brooks (4)(6)                             532,673              11.2%
Paul E. Lukas (5)(6)                               380,256               8.0%
George Hissong (7)                                  31,500
Paul F. Walsh (7)                                   35,000
Enrique Sales (8)                                   47,412
Dean Richards (9)                                   18,749
All directors and executive officers
 as a group (8 persons) (10)                     3,315,439              70.0%

___________________
<F1>  Ampersand 1995 Limited Partnership and Ampersand 1995 Companion Fund
      Limited Partnership own 1,612,247 and 26,215 shares, respectively. The other controlling persons of Ampersand include ASMC-III MCLP LLP, Charles D. Yie, Richard A. Charpie, Peter D. Parker, and Stuart A. Auerbach. The address of Ampersand and each controlling person is 55 William Street, Suite 240, Wellesley, Massachusetts 02481.
<F2>  Mr. Yie, a director of INCON, is a General Partner of ASMC-III MCLP
      LLP, which in turn is a controlling person of Ampersand. As a result, he may be deemed to have beneficial ownership of the shares held by Ampersand. His ownership also includes 25,000 shares purchasable by him within the next 60 days under a stock option.
<F3>  Alan Lukas is a director and executive officer of INCON.  His ownership includes 880,551 shares owned directly, 66,949 shares owned by his wife, and 42,138 shares held in trust for his child. His address is c/o 74 Industrial Park Road, Saco, Maine 04072.
<F4>  Mr. Brooks is a director and executive officer of INCON.  His ownership includes 486,923 shares of restricted stock purchased from the Company upon commencement of employment in May 1998 (see pages ___), 13,750 shares are purchasable by him within the next 60 days under a stock option, and 31,000 shares acquired by him through other purchases. He holds options to purchase an additional 26,250 shares (not included in this table), which would become exercisable upon a change in control. His address is c/o 74 Industrial Park Road, Saco, Maine 04072.
<F5>  Paul Lukas' ownership includes 375,256 shares owned directly by him and 5,000 shares purchasable by him within the next 60 days under a stock option. His address is c/o 74 Industrial Park Road, Saco, Maine 04072.
<F6>  These persons may be deemed to have beneficial ownership over an aggregate of 3,562,029 shares (75.2% of the outstanding shares), by virtue of voting agreements contained in a Stockholders Agreement to which each of them is a party.
<F7>  Messrs. Hissong and Walsh are non-employee directors of INCON.  Their ownership includes, respectively, 25,000 and 35,000 shares purchasable within the next 60 days under stock options.
<F8>  Mr. Sales is an executive officer of INCON.  His ownership includes
      1,850 shares owned directly by him and 46,562 shares purchasable within the next 60 days under a stock option. He holds options to purchase an additional 13,438 shares (not included in this table), which would become exercisable upon a change in control.
<F9>  Mr. Richards is an executive officer of INCON.  His ownership includes 18,749 shares purchasable within the next 60 days under stock options. He holds options to purchase an additional 13,751 shares (not included in this table), which would become exercisable upon a change in control.
<F10> Includes 160,061 shares purchasable within the next 60 days under stock options. Does not include an additional 53,439 shares purchasable under stock options upon a change in control.

                                MISCELLANEOUS

The cost of solicitation of proxies on behalf of the Board of Directors will be borne by INCON. Proxies may be solicited personally or by telephone by directors, officers and other employees of INCON without any additional compensation. INCON will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, the beneficial owners, and will reimburse those record holders for their reasonable expenses in doing so.

INCON's annual report to shareholders has been mailed to persons who were shareholders as of the close of business on April 15, 2002. Any shareholder who has not received a copy of the annual report may obtain a copy by writing to the President of INCON. The annual report to shareholders contains a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission (including Amendment No. 1 thereto, but excluding exhibits). The annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein.

Information concernin

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       Gregory S. Fryer, Clerk

Saco, Maine
May __, 2002

                  APPENDIX A:  AGREEMENT AND PLAN OF MERGER

         (as executed by the parties as of April 25, 2002, excluding the schedules referenced therein)


                        AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of April 25, 2002 by and among Franklin Electric Co., Inc., an Indiana corporation ("Acquiror"), FEI Corporation, a Maine corporation and a wholly-owned subsidiary of Acquiror ("Merger Subsidiary"), and Intelligent Controls, Inc., a Maine corporation (the "Company").

                                  RECITALS

      WHEREAS, the Boards of Directors of Acquiror, Merger Subsidiary and the Company each have determined that it is in the best interests of their respective shareholders for Acquiror to acquire the Company upon the terms and subject to the conditions of this Agreement;

      WHEREAS, the Boards of Directors of Acquiror, Merger Subsidiary and the Company have approved the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement so that the Company will become a wholly-owned subsidiary of Acquiror; and

      WHEREAS, Acquiror, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                                  THE MERGER

      SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Subsidiary shall be merged with and into the Company, in accordance with the Maine Business Corporation Act (the "MBCA"), and the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (as such, the "Surviving Corporation") with all the rights, privileges, immunities, powers and franchises, and subject to all the restrictions, disabilities and duties, of a corporation organized under the MBCA. The Merger shall have the effects set forth in the MBCA.

      SECTION 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 9:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI, unless another time or date is agreed to by the parties. The Closing shall be held at the offices of Schiff Hardin & Waite, 6600 Sears Tower, Chicago, Illinois 60606, or such other location as the parties shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

      SECTION 1.3 Effective Time. The parties hereto will file with the Secretary of State of the State of Maine (the "Maine Secretary of State") on the Closing Date (or on such other date as Acquiror and the Company may agree) articles of merger or other appropriate documents, mutually satisfactory in form and substance to Acquiror and the Company and executed in accordance with the relevant provisions of the MBCA, and make all other filings or recordings required under the MBCA, in connection with the Merger. The Merger shall become effective upon the filing of the articles of merger with the Maine Secretary of State, or at such later time as is specified in the articles of merger (the "Effective Time").

      SECTION 1.4 Certificate of Incorporation. The articles of incorporation of the Merger Subsidiary at the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable law.

      SECTION 1.5 By-Laws. The by-laws of the Merger Subsidiary at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the articles of incorporation or the by-laws of the Surviving Corporation.

      SECTION 1.6 Directors. The directors of the Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation, or as otherwise provided by applicable law.

      SECTION 1.7 Officers. The officers set forth on Exhibit A to this Agreement shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation, or as otherwise provided by applicable law.

      SECTION 1.8 Effect of Merger on Merger Subsidiary Capital Stock. Each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

      SECTION 1.9  Conversion of Common Stock.

            (a) Outstanding Common Stock. Subject to the other provisions of this Section 1.9, each share of common stock, no par value, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (other than treasury shares to be cancelled in accordance with Section 1.9(b), and Dissenting Shares (as defined in Section 1.12), and subject to settlement of the restricted stock note in accordance with Section 5.5) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $3.95 in cash, without interest (the "Merger Consideration").

            (b) Treasury Shares. Each share of Common Stock issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and retired and cease to exist, without any conversion thereof.

      SECTION 1.10  Exchange of Certificates and Related Matters.

            (a) Paying Agent. At the Effective Time, Acquiror shall cause the Surviving Corporation to deposit with a paying agent to be designated by Acquiror and the Company prior to the Effective Time ("Paying Agent"), for the benefit of the holders of shares of Common Stock, cash in an aggregate amount equal to the aggregate Merger Consideration (such amount being sometimes referred to in this Agreement as the "Payment Fund").

            (b) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented shares of Common Stock, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates to the Paying Agent and shall be substantially in such form as has been agreed to by the Company and Acquiror prior to Closing) and instructions for use in surrendering such Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 1.9. The Surviving Corporation also shall require the Paying Agent to have such letter of transmittal and instructions available at its offices immediately after the Effective Date in order to accommodate record holders of Certificates desiring to receive the Merger Consideration at the earliest possible date.

            (c) Exchange Procedures. Upon surrender to the Paying Agent for cancellation of Certificates, together with a letter of transmittal in accordance with Section 1.10(b) and such other customary documents as may be required by the instructions to the letter of transmittal, and acceptance thereof by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the amount of cash into which the number of shares of Common Stock previously represented by such Certificates shall have been converted pursuant to Section 1.9(a). The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificates surrendered in exchange therefor is registered on the record books of the Company, it shall be a condition to such exchange that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the record holder of the Certificates surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any shares of Common Stock and if any Certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration as provided above. Until surrendered as contemplated by this Section 1.10(b), Certificates (other than Certificates representing treasury shares of Common Stock to be cancelled in accordance with Section 1.9(b)), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon.

            (d) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates representing shares of Common Stock in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Common Stock previously represented by such Certificates.

            (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates representing shares of Common Stock for 120 days after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this
      Article I shall thereafter look only to Acquiror and only as general creditors thereof for payment, without interest, of their claim for any Merger Consideration with respect to their shares of Common Stock.

            (f) No Liability. None of Acquiror, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Common Stock shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.4)), any such cash, shares, dividends or distributions payable in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto.

      SECTION 1.11 Stock Options. The Company shall take all necessary and appropriate action to provide that immediately prior to the Effective Time each outstanding option to purchase Common Stock (each, a "Stock Option") granted under or pursuant to any stock option plan of the Company or any agreement entered into by the Company with any employee or director of the Company or any Subsidiary (as defined in Section 2.3) thereof, shall:

            (a) to the extent vested and exercisable, be deemed cancelled, with holders of a Stock Option entitled to receive from the Company in consideration for the cancellation of such Stock Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Stock Option, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to exercise under such Stock Option, and/or

            (b) to the extent not vested and exercisable, be deemed cancelled without any consideration payable to holders of a Stock Option.

      The Company shall take all necessary and appropriate actions to provide that as of the Effective Time (i) no holder of Stock Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Stock Option, and (ii) the Company shall pay, or have made arrangements to pay, to each holder under Section 1.11(a) the amount contemplated by Section 1.11(a), and each holder, whether or not entitled to payment under Section 1.11(a), shall have delivered to the Company a release on terms mutually acceptable to the Company and Acquiror.

      SECTION 1.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has met all applicable conditions for the exercise of dissenters' rights under Section 909 of the MBCA, shall not be converted into or represent the right to receive the Merger Consideration ("Dissenting Shares"). Shareholders holding Dissenting Shares shall be entitled to receive payment of the fair value of such shares of Common Stock in accordance with the provisions of Section 909 of the MBCA, except that all Dissenting Shares held by shareholders who have withdrawn or forfeited their right to dissent under Section 909 of the MBCA shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 1.10(b), of the Certificate or Certificates that formerly evidenced such shares of Common Stock. The Company shall give Acquiror prompt notice of any demands under Section 909 of the MBCA, withdrawals of such demands, and any other instruments received by the Company, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands under Section 909 of the MBCA, or settle or offer to settle, any such demands.

      SECTION 1.13 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Merger Subsidiary, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquiror, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such corporations, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

                                 ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Acquiror and Merger Subsidiary, except as set forth in the specifically referenced sections of the disclosure schedule delivered on or prior to the date hereof by the Company (the "Disclosure Schedule") as follows:

      SECTION 2.1 Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of

Maine and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not have, individually or in the aggregate, a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means with respect to the Company a material adverse effect on the business, assets, properties, liabilities, results of operations, condition (financial or otherwise) or working capital of the Company and its Subsidiaries (as defined in Section 2.3) taken as a whole. The Company has delivered to Acquiror complete and correct copies of its Articles of Incorporation and Bylaws, as amended to the date of this Agreement.

      SECTION 2.2 Capital Structure. The authorized capital stock of the Company consists of 8,000,000 shares of Common Stock. At the close of business on April 15, 2002, (a) 4,739,399 shares of Common Stock were issued and outstanding (exclusive of treasury shares), (b) 321,724 shares of Common Stock were held by the Company as treasury stock, (c) 420,000 shares of Common Stock were reserved for issuance upon the exercise of Stock Options, which amount is sufficient to cover the exercise of all outstanding Stock Options irrespective of vesting conditions, and (d) 410,000 shares of Common Stock (the "Restricted Shares") were issued pursuant to a promissory note from the holder of the Restricted Shares.
All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any shareholder rights under applicable law (including, without limitation, all applicable federal and state securities laws), and are not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company may vote are issued or outstanding. Except as set forth above or in Section 2.2 of the Disclosure Schedule, the Company does not have any outstanding option, warrant, subscription or other right, agreement, obligation or commitment which either obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of the Company, or which restricts the transfer of Common Stock. Section 2.2 of the Disclosure Schedule sets forth the following information with respect to each Stock Option outstanding on the date hereof (i) the name of the recipient, (ii) the number of shares of Common Stock subject to such Stock Option, (iii) the applicable exercise price for each Stock Option, and (iv) the projected number of shares of Common Stock purchasable thereunder as of June 15, 2002 (assuming the due exercise thereof on that date, consistent with the applicable vesting conditions, if any).

      SECTION 2.3 Subsidiaries. (a) Section 2.3(a) of the Disclosure Schedule sets forth the name of each Subsidiary (as defined below) of the Company and the state or jurisdiction of its incorporation. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing has not had, and would not have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not have, individually or in the aggregate, a Material Adverse Effect. As used herein, "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which the Company (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests, the holders of which are generally entitled to vote with respect to matters to be voted on in such corporation, partnership, joint venture or other legal entity. Except as disclosed in the Filed SEC Documents (as defined in Section 2.6), the Company and its Subsidiaries are not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto.

      (b) Section 2.3(b) of the Disclosure Schedule sets forth, as to each Subsidiary, its authorized capital stock and the number of its issued and outstanding shares of capital stock. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Subsidiaries, and no capital stock of any Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Subsidiary. There are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may be bound to issue, sell, transfer, repurchase, redeem, or otherwise acquire or vote any shares of capital stock of any Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any shareholder rights under applicable law (including, without limitation, all applicable federal and state securities laws) and are owned by it free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws or those imposed as a matter of law by the jurisdiction of incorporation).

      (c) Except as set forth on Section 2.3(c) of the Disclosure Schedule, neither Subsidiary has conducted any business since January 1, 1999.

      SECTION 2.4 Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of the Company's shareholders at a duly convened meeting as set forth in Section 4.2. The Board of Directors of the Company has determined that the Merger is advisable and fair to and in the best interests of the Company and its shareholders and has approved the Merger and this Agreement and has resolved to recommend the Merger to the Company's shareholders for their approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly executed and delivered by Acquiror and Merger Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      Except as disclosed in Section 2.4 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with or violate any of the provisions of the Articles of Incorporation or Bylaws of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require the consent of any person under, any loan agreement, note, indenture or other agreement, permit, concession, franchise, lease, contract, license or similar instrument, obligation or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and would not materially and adversely affect the Company's ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory body, court, agency, commission, division, department, public body or other authority (a "Governmental Entity") is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing with the SEC of a preliminary and a definitive proxy statement (the "Proxy Statement"), relating to the approval by the Company's shareholders of the Merger and (B) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the certificate of merger with the Maine Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, and (D) such other consents, approvals, authorizations, filings or notices as are set forth in Section
2.4 of the Disclosure Schedule.

      SECTION 2.5 SEC Documents. Since January 1, 1999, the Company has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"). As of their respective dates, and in all material respects, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and shareholders' equity for the periods then ended (subject, in the case of unaudited interim financial statements, to normal recurring adjustments).

      SECTION 1.2 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to March 31, 2002 (the "Filed SEC Documents"), or in Section 2.6 of the Disclosure Schedule or as otherwise contemplated or permitted by this Agreement, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its Subsidiaries have conducted their business only in the ordinary course (which conduct has not had, and would not reasonably be expected to have, a Material Adverse Effect), and except as otherwise expressly permitted by this Agreement, there has not been:

            (a) any event, effect or change which has had or which would reasonably be expected to have a Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock;

            (c) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock,

            (d) (i) any granting by the Company or any of its Subsidiaries to any director, officer or other employee of the Company or any of its Subsidiaries of any increase in compensation, except in the case of employees in the ordinary course of business consistent with prior practice, or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (ii) any granting by the Company or any of its Subsidiaries to any director, officer or other employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents,
      (iii) any entry by the Company or any of its Subsidiaries into any employment, severance, change of control, termination or similar agreement with any officer, director or other employee;

            (e) any change in the method of accounting or policy used by the Company or any of its Subsidiaries, except as disclosed in the financial statements included in the Filed SEC Documents; and

            (f) any loss or material interference with the Company's business or assets from fire, accident, flood or other casualty (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect; or

            (g)   any material increase in indebtedness.

      SECTION 2.7 Absence of Undisclosed Liabilities. Except as reflected in the most recent financial statements contained in the Filed SEC Documents or as described in Section 2.7 of the Disclosure Schedule and except as has been incurred after December 31, 2001 in the ordinary course of business (which has not had, and would not reasonably be expected to have, a Material Adverse Effect) or in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries (a) do not have any liabilities or obligations (whether direct or indirect, contingent or otherwise) and (b) have not entered into any material oral or written agreement or other transaction which has had or would reasonably be expected to have a Material Adverse Effect.

      SECTION 2.8  Benefit Plans.

            (a)   Definitions.

                  (i) Plan. The term "Plan" includes (A) each employee benefit plan, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan and including terminated Plans) which currently or since December 31, 1996, is or has been maintained for employees of the Company or of any Control Group member or to which the Company or any Control Group member makes or was required to make contributions and (B) each nonqualified employee benefit plan, or deferred compensation, bonus, severance, stock option, restricted stock, performance share, phantom stock or incentive plan, employment agreement, severance agreement or other employee benefit or fringe benefit program, agreement arrangement or policy.

                  (ii) Qualified Plan. The term "Qualified Plan" means any Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA and which is intended to meet the qualification requirements of the Code.

                  (iii) Title IV Plan.  The term "Title IV Plan" means any
            Qualified Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) and is subject to Title IV of ERISA.

                  (iv) Multiemployer Plan. The term "Multiemployer Plan" means any employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and to which the Company or any Control Group member has or had any obligation to contribute.

                  (v) Control Group. The term "Control Group" means a controlled group of corporations of which the Company is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with the Company within the meaning of Section 414(c) of the Code or any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code.

                  (vi) Code. The term "Code" means the Internal Revenue Code of 1986, as amended.

                  (vii) ERISA.  The term "ERISA" means the Employee
            Retirement Income Security Act of 1974, as amended.

            (b)   Plans Listed; Control Group.  All Plans are listed on
      Section 2.8(b) of the Disclosure Schedule. Neither the Company nor any other member of the Control Group maintains or contributes to, or has ever maintained or contributed to a Title IV Plan or a Multiemployer Plan. No Subsidiary of the Company has any employees who participate in any of the Plans, and (except for the Control Group consisting of the Company and its Subsidiaries) the Company is not otherwise a member of any Control Group.

            (c)   Operations of Plans.

                  (i) Each Plan has been administered in compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA and the Code), regulations and interpretations thereunder, except for any failure to so comply that, individually or together with all other such failures, has not had and is not reasonably expected to have a Material Adverse Effect.

                  (ii) To the Company's knowledge and in all material respects, all oral or written communications with respect to each Plan currently and in the past reflect and have reflected the documents and operations of the Plan.

                  (iii) To the Company's knowledge, neither the Company nor
            any of its Subsidiaries, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement, in violation of Section 406(a) or (b) or Section 407 of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(l) of the Code) for which no exemption exists under Section 408(b) and (e), of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

                  (iv) Each Qualified Plan (together with its related funding instrument) is qualified and tax exempt under Sections 401 and 501 of the Code and is the subject of a favorable Internal Revenue Service determination with respect to such qualification and exemption. Nothing has occurred since the date of such determination that will adversely affect such determination or the qualified and tax exempt status of such Qualified Plan.

                  (v) No matter is pending relating to any Plan before any court or Governmental Entity.

                  (vi) No Plan is currently the subject of a submission under the Internal Revenue Service Employee Plans Compliance Resolution System or any similar system, nor under any United States Department of Labor amnesty program, and the Company does not anticipate any such submission of any such Plan.

                  (vii) Every fiduciary and official of each Plan is bonded
            to the extent required by Section 412 of ERISA, if applicable, and no civil or criminal action with respect to any Plan, pursuant to any federal or state law, is pending or (to the Company's knowledge) is threatened, against (A) the Company or any Subsidiary thereof, or (B) against any officer, director or employee thereof or any fiduciary of any Plan.

                  (viii) To the Company's knowledge, no Plan fiduciary or
            any other person has, or has had, any liability to any Plan participant or beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Plan, including, but not limited to, any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.

                  (ix)  Set forth on Section 2.8(c)(ix) of the Disclosure
            Schedule is a list of all Plans to which the Company or any other member of the Control Group is a party or by which any of them is bound and under which, as a result of the consummation of the transactions contemplated by this Agreement or any other transaction or transactions contemplated by the Company, any current or former director, officer, employee or other agent of the Company or any other member of the Control Group or any other party claiming through such a person shall or may acquire rights to compensation, incentive pay, severance pay, unemployment compensation or any other rights with respect to any Plan (including, without limitation, the creation, increase or extension of new or existing rights), become entitled to a distribution or payment with respect to any Plan at a date earlier than if such transaction had not occurred, or otherwise receive or become vested in rights or benefits with respect to any Plan.

                  (x) Except as set forth on Section 2.8(c)(x) of the Disclosure Schedule, neither the Company nor any member of the Control Group has any obligations, or liabilities with respect to, retiree health and life benefits under any Plan except for benefits for continued group health coverage required to be provided under Section 4980B of the Code and Sections 601 through 609 of ERISA or applicable state law.

                  (xi) No Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Plans, would exceed the amount deductible for federal income tax purposes by virtue of Sections 280G or 162 (m) of the Code.

            (d)   Plan Documents and Records.

                  (i) Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Plan, have been delivered to Acquiror. These documents include, but are not limited to, the following: Plan documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with any Governmental Entity, investment manager and investment adviser contracts, and actuarial reports, audit reports, financial statements, and annual reports (Form 5500) for the most recent three plan years ending prior to the Closing Date.

                  (ii) As of the Closing Date, the participant or beneficiary records with respect to each Plan shall be in custody of the persons listed on Section 2.8(d)(ii) of the Disclosure Schedule. To the Company's knowledge and in all material respects, all such records accurately set forth the history of each participant and beneficiary in connection with each Plan and accurately state the benefits earned and owed to each such person under each such Plan as of the date hereof.

            (e) Finances. All contributions payable to each Plan for all benefits earned and other liabilities accrued through December 31, 2001 determined in accordance with the terms and conditions of such Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the balance sheet of the Company as of December 31, 2001.

      SECTION 2.9 Taxes. Except as disclosed in Section 2.9 of the Disclosure Schedule:

            (a) Each of the Company and its Subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. All tax returns filed by the Company and each of its Subsidiaries are complete and accurate in all material respects. The Company and each of its Subsidiaries has paid (or the Company has paid on the Subsidiaries' behalf) all taxes shown as due on such returns and all taxes required to be paid. The most recent financial statements contained in the SEC Documents reflect an adequate reserve for all taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

            (b) The Company has received no notice that any deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries by any Governmental Entity.
      Except as set forth on Section 2.9 of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal income tax returns of the Company and each of its Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations on assessment or collection of any Federal income taxes due from the Company or the any of its Subsidiaries has expired, through such taxable years as are set forth in Section 2.9 of the Disclosure Schedule.

            (c) As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, premium, franchise, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties, additional amounts and additions to taxes relating thereto.

            (d) Neither the Company nor any of its Subsidiaries has made any election, filed any consent or entered into any agreement with respect to taxes that is not reflected on the federal income tax returns of the Company and its Subsidiaries for the three years ended December 31, 2001 (copies of which returns have been provided to Acquiror for review prior to the date of this Agreement) and that would reasonably be expected to be material to the Company and the Subsidiaries taken as a whole.

      SECTION 2.10 Compliance with Applicable Laws. Except as disclosed in Section 2.10 of the Disclosure Schedule:

            (a) The business of the Company and each of the Subsidiaries is being, and has been since December 31, 1996, conducted in compliance in all material respects with all applicable federal, state, local and foreign laws, statutes, ordinances, rules and regulations, decrees, judgments and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material respects with such laws. The assets, properties, facilities and operations of the Company and each of the Subsidiaries are in compliance in all material respects with all applicable laws relating to public and worker health and safety.

            (b) The Company, and each of the Subsidiaries, has all material licenses, permits, authorizations, franchises, and rights issued or issuable by any Governmental Entity ("Licenses") which are necessary for it to own, lease or operate its properties and assets and to conduct its business as now conducted. The business of the Company and each of the Subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All such Licenses are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.

      SECTION 2.11 Product Liability. Except as set forth in Section 2.11 of the Disclosure Schedule, in connection with the conduct of the Company's business: (a) to the Company's knowledge, there are no events, conditions, circumstances, activities, practices, incident, actions, omissions or plans which might reasonably be expected to give rise to any material liability or obligation or otherwise form the basis of any material claim based on or related to any product that was or allegedly was designed, formulated, manufactured, processed, serviced, distributed or sold by the Company or any of its affiliates or any service provided or allegedly provided by or on behalf of the Company or any affiliates, and (b) to the Company's knowledge, all products, including the packaging and advertising related thereto, which were sold or designated, formulated, manufactured, processed and placed in the stream of commerce by the Company or any of its affiliates or any services provided by the Company or any of its affiliates materially complied with applicable Company Agreements (as defined in Section 2.16 below), applicable laws, including orders from any Governmental Entity, or applicable industry standards, and there have not been and there are no material defects or deficiencies in such services or products.

      SECTION 2.12 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Acquiror, without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against the Company, Acquiror or any Subsidiary for a finder's fee, brokerage commission, or similar payment.

      SECTION 2.13 Environmental. Except as set forth in Section 2.13 of the Disclosure Schedule:

            (a) The operations and properties of the Company and the Subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws (as defined) and (ii) have not generated, used, stored, transported, manufactured, released or disposed of any Hazardous Materials (as defined) on or off the Company's premises in violation of Environmental Laws. No material expenditure relative to the Company's premises will be required to comply with Environmental Laws in connection with the operation or continued operation of the business of the Company and the Subsidiaries after the Effective Date in a manner consistent with the current operation thereof by the Company and the Subsidiaries. To the knowledge of the Company and the Subsidiaries, no material expenditure will be required to remediate, clean up, abate or remove any Hazardous Materials on any real property currently operated or leased, or formerly owned, operated or leased by the Company or the Subsidiaries.

            (b) There are no actions, complaints, citations, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries alleging the violation of or seeking to impose liability or responsibility for environmental cleanup costs pursuant to any Environmental Law or Environmental Permit (as defined below);

            (c) The Company has provided Acquiror with copies of all environmental audits, assessments, studies, reports, analyses, investigation results or similar environmentally-related documents of any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries and copies of all Environmental Permits required for the operations of the Company, in all cases limited to those within the possession, custody or control of the Company or its Subsidiaries.

            (d) The Company has provided Acquiror with copies of all requests for information (and responses thereto), notices of violation, complaints, claims or other documents or correspondence related to or referring to any actual or alleged violations of Environmental Laws or responsibility for environmental cleanup costs, including but not limited to the Federal Comprehensive Environmental, Response, Compensation and Liability Act ("CERCLA") and similar state laws, at (i) any real property currently or formerly owned, operated or leased by the Company or any Subsidiaries, or (ii) at CERCLA or similar state sites at which the Company or any Subsidiaries are named as potentially responsible parties, or for which the Company or any Subsidiaries have received a CERCLA Section 122(c), Section 104(e) or similar notice or request for information, in all cases limited to those within the possession, custody or control of the Company or its Subsidiaries.

            (e) The Company and Subsidiaries possess, and have maintained in full force and effect, all Environmental Permits required for the operation of their respective businesses, and in all material respects are in compliance with the provisions of all such Environmental Permits. Section 2.11(e) of the Disclosure Schedule contains a list of all Environmental Permits. No modification, revocation, reissuance, alteration, transfer or amendment of any material Environmental Permit or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

            (f) The Company and the Subsidiaries have not contractually created or otherwise assumed any liabilities or obligations or indemnifications of any third party under any Environmental Laws, including related to any real property currently or formerly owned, operated or leased by the Company or any Subsidiaries.

            (g) As used in this Section 2.13, each of the following terms shall have the following meanings: (i) "Environmental Law" means any applicable federal, state, local, or foreign law, statute, code, ordinance, rule, regulation or other requirement (including common law) relating to the environment (including air, soil, surface water, groundwater, drinking water, plant life and animal life), or public or employee health and safety; (ii) "Environmental Permit" means any governmental permit, consent, approval, authorization, license, variance, notice, registration, identification number or permission required under or issued pursuant to any applicable Environmental Law or order, writ, injunction or decree; and (iii) "Hazardous Materials" means any hazardous, toxic or dangerous substances, materials and wastes, including but not limited to naturally occurring or man-made petroleum or other hydrocarbons, flammable explosives, asbestos containing materials, radioactive materials, radioactive wastes, polychlorinated biphenyls, pesticides, herbicides and any other pollutants or contaminants (including materials with hazardous constituents), sewage, sludge, industrial and/or mining slag, tailings, solvent, including any other substances, materials or wastes regulated under Environmental Law.

      SECTION 2.14 Litigation. Except as set forth in the Filed SEC Documents or in Section 2.14 of the Disclosure Schedule:

            (a) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of its or their properties, assets or business, (or, to the knowledge of the Company, any of its or their current or former directors or officers, as such), that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

            (b) there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of its or their properties, assets or business (or, to the knowledge of the Company, any of its or their current or former directors or officers, as such), that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

            (c) there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge or the Company, threatened against the Company or any of its Subsidiaries, any of its or their properties, assets or business (or, to the knowledge of the Company, any of its or their current or former directors or officers, as such), relating to the transactions contemplated by this Agreement.

      SECTION 2.15 Labor Relations. Except as set forth in Section 2.15 of the Disclosure Schedule:

            (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary and there are no known organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit.

            (b) There are no strikes, slowdowns, work stoppages or labor relations controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such strike, slowdown, work stoppage or material controversy within the past three years.

      SECTION 2.16 Contracts. Except as set forth in the Filed SEC Documents or as set forth in Section 2.16 of the Disclosure Schedule, there are no agreements, contracts or other instruments to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound or affected that are material to the business, financial condition or results of operations of the Company or its Subsidiaries taken as a whole ("Company Agreements"). Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or default under any Company Agreements which are currently in effect, except for such breaches and defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the Filed SEC Documents or as set forth in Section 2.16 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any Subsidiary is entitled to conduct all or any material portion of its business.

      SECTION 2.17  Intellectual Property.

            (a) Except as set forth on Section 2.17(a) of the Disclosure Schedule, the Company owns, or has license to use, all inventions, improvements, patents, utility models, designs, trade names, trade dress, trade secrets, trademarks, service marks, copyrights and other proprietary rights (including all grants, registrations or applications therefor), used in the Company's business or necessary for the conduct of the Company's business (collectively, "Intellectual Property") as presently conducted or contemplated.

            (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by the Company, or to which the

      Company holds an exclusive license to use, are listed in Section 2.17(b) of the Disclosure Schedule. All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights that are material to the Company's business and are otherwise licensed from third parties are listed in Section 2.17(b) of the Disclosure Schedule.

            (c) All licenses or other agreements under which (i) the Company is granted rights in Intellectual Property by others (other than licenses for "Office Software"), or (ii) the Company has granted rights to others in Intellectual Property owned or licensed by the Company, are listed in Section 2.17(c) of the Disclosure Schedule. All said licenses or other agreements are in full force and effect, and to the Company's knowledge there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Acquiror. "Office Software" means any third party computer software that is licensed for use on desktop or laptop "PC-class" computers or related local area network servers other than by a written agreement executed by the licensee, including software licensed by shrink wrap or click wrap licenses, the Microsoft Windows class of operating system software, and Microsoft Office or similar office productivity software (including individual programs contained therein). To the Company's knowledge there is no material default with respect to any license for the Office Software that is used in the Company's business.

            (d) Except as set forth on Section 2.17(d) of the Disclosure Schedule, the Company is the owner of record of any application, registration or grant for each item of Intellectual Property set forth on Section 2.17(b) of the Disclosure Schedule, and has properly executed and recorded all documents necessary to perfect its title to such Intellectual Property. The Company has filed all documents and paid all taxes, fees, and other financial obligations required to maintain in force and effect all such Intellectual Property until Closing.

            (e) Except as set forth on Section 2.17(e) of the Disclosure Schedule, neither the conduct of the Company's business, nor any of the products sold or services provided by the Company in connection therewith, infringes upon or is inconsistent with the rights of any other person or entity. Except as set forth on Section 2.17(e) of the Disclosure Schedule, to the Company's knowledge neither the conduct of any other person's or entity's business, nor the nature of any of the products it sells or services it provides, infringes upon the Company's rights in respect of any Intellectual Property.

            (f) Except as set forth on Section 2.17(f) of the Disclosure Schedule, the Company owns all computer software that has been developed by or for the Company and that is used in the Company's business or is necessary for the conduct of the Company's business as presently conducted or contemplated ("Company Software"). Section 2.17(f) of the Disclosure Schedule sets forth a list of all material Company Software.

            (g) The Company has taken reasonable and prudent steps, consistent with good business practices, to require employees and agents with access to the Intellectual Property to maintain the confidentiality of non-public information relating to the

      Intellectual Property, including the source code of Company Software, and to appropriately restrict the use of thereof. The source code of Company Software is complete and correct and constitutes all of the source code that is necessary for the conduct of the Company's business as presently conducted or contemplated. The Company owns all inventions and developments relating to the Company's present or contemplated business that were conceived or created by its employees and other persons having access to valuable non-public information of the Company, including the source code of Company Software, during the course of their work for the Company. Section 2.17(g) of the Disclosure Schedule contains a description of the Company's practices in this regard.

      SECTION 2.18 Real Estate. The Company and its Subsidiaries do not own any real estate. The Company and its Subsidiaries do not lease any real estate other than the premises identified in the Filed SEC Documents or as set forth in Section 2.18 of the Disclosure Schedule as being so leased.

      SECTION 2.19 Anti-Takeover Provisions. The Board of Directors of the Company has taken all necessary action to ensure that no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, including Section 910 of the MBCA (each, a "Takeover Statute"), or any applicable anti-takeover provision in the Company's articles of incorporation or by-laws is or will become applicable to the Merger. To the knowledge of the Company, no other state takeover statute is or will become applicable to the Merger.

      SECTION 2.20 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Shareholders Meeting (as defined in Section 4.2) is the only vote of the holders of any class of the Company's capital stock necessary to approve Merger and the transactions contemplated by this Agreement.

                                 ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF
                       ACQUIROR AND MERGER SUBSIDIARY

      Acquiror and Merger Subsidiary represent and warrant to the Company as follows:

      SECTION 3.1 Organization and Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

      SECTION 3.2 Merger Subsidiary. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. The authorized capital stock of Merger Subsidiary consists of 100 shares of common stock, no par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and immediately prior to the Effective Time will be, owned by Acquiror. Merger Subsidiary has not conducted any business prior to the date hereof and has no, and immediately prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than incident to its formation and pursuant to this Agreement.

      SECTION 3.3 Authority; Noncontravention. Each of Acquiror and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Acquiror and Merger Subsidiary and the consummation by Acquiror and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Subsidiary. This Agreement has been duly executed and delivered by and, assuming this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of each of Acquiror and Merger Subsidiary, enforceable against each in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with or violate any of the provisions of the articles of incorporation or by-laws of Acquiror or Merger Subsidiary, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Acquiror or any of its subsidiaries (including Merger Subsidiary) is a party or by which Acquiror or any of its subsidiaries (including Merger Subsidiary) or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, would not materially and adversely affect Acquiror's or Merger Subsidiary's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Acquiror or Merger Subsidiary in connection with the execution and delivery of this Agreement by Acquiror and Merger Subsidiary or the consummation by Acquiror and Merger Subsidiary of any of the transactions contemplated hereby, except for (A) the filing of the certificate of merger with the Maine Secretary of State, and appropriate documents with the relevant authorities of the other states in which the Company is qualified to do business, and (B) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4 of the Disclosure Schedule.

      SECTION 3.4 Financing. Acquiror has, and will have at the Closing, sufficient funds to pay the aggregate Merger Consideration.

      SECTION 3.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Acquiror directly with the Company, without the intervention of any person on behalf of Acquiror in such manner as to give rise to any valid claim by any person against Acquiror, the Company or any Subsidiary for a finder's fee, brokerage commission, or similar payment.

                                 ARTICLE IV
                            ADDITIONAL AGREEMENTS

      SECTION 4.1  Preparation of Proxy Statement.

            (a) Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement that describes the pending Merger and related actions (including any amendments or supplements thereto, the "Proxy Statement"). The Company will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable. Acquiror shall have a reasonable opportunity to review and comment on drafts of the Proxy Statement, and agrees to provide such information about Acquiror as may reasonably be necessary or appropriate for inclusion in the Proxy Statement and any amendment or supplement thereto.

            (b) Company Information. The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respect with the requirements of the Exchange Act and the rules and regulations thereunder. If, to the knowledge of the Company, any information contained in the Proxy Statement is or becomes inaccurate, the Company shall promptly amend the Proxy Statement or otherwise provide supplemental information to shareholders, in compliance with the Exchange Act.

            (c) Acquiror Information. Acquiror agrees that none of the information supplied or to be supplied by Acquiror specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, to the knowledge of Acquiror, any information concerning Acquiror that is contained in the Proxy Statement is or becomes inaccurate, Acquiror shall promptly notify the Company of such inaccuracy.

      SECTION 4.2 Meeting of Shareholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Shareholders Meeting") to consider and vote upon the approval of this Agreement and the Merger. The Company's Board of Directors will recommend to its shareholders approval of this Agreement and the Merger. The Company will use its reasonable efforts to hold the Shareholders Meeting as soon as practicable after the date hereof. Notwithstanding anything in this Agreement to the contrary, the Company reserves the right to obtain the approval of this Agreement and the Merger by means of a written consent procedure in lieu of a vote at the Shareholders Meeting.

      SECTION 4.3 Access to Information; Confidentiality. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors, financing sources and other representatives of Acquiror reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records. During such period, the Company shall furnish promptly to, upon request, a copy of (a) each SEC Document filed by it during such period, and (b) all correspondence or written communication with any Governmental Entity which relates to the transactions contemplated hereby or which is otherwise material to the financial condition or operations of the Company and its Subsidiaries taken as a whole. Except as required by law, Acquiror will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Company in confidence to the extent required by, and in accordance with, the provisions of the Nondisclosure Agreement, dated January 30, 2002, between Acquiror and the Company (the "Nondisclosure Agreement").

      SECTION 4.4 Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

      SECTION 4.5 Public Announcements. Acquiror and the Company will consult with each other before issuing, and shall provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent disclosure prior to such consultation, review and comment may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange.

      SECTION 4.6 Acquisition Proposals. The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below), (b) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, an Acquisition Proposal or (c) enter into any understanding, commitment or agreement with respect to an Acquisition Proposal. The Company shall promptly advise Acquiror orally and in writing of the receipt by it (or by any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal or any inquiry which could reasonably lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer, or similar transaction involving the Company or any Subsidiary or any purchase of all or any significant portion of the assets or capital stock of the Company or any Subsidiary or any other business combination (including without limitation the acquisition of an equity interest therein) involving the Company other than the transactions contemplated by this Agreement.

      SECTION 4.7 Filings; Other Action. As promptly as practicable after the date of this Agreement, the Company and Acquiror shall cooperate in all reasonable respects with each other in (a) determining if other filings are required to be made prior to the Effective Time with, or if other material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (b) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations. In connection with the foregoing, the Company will provide Acquiror, and Acquiror will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Acquiror and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of Acquiror and the Company agree to take such action as is reasonably necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions.

      SECTION 4.8 Indemnification. (a) From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or such Subsidiary would have been permitted under applicable law and the articles of incorporation or by-laws of the Company or such Subsidiary in effect on the date hereof to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

      (b) For a period of three (3) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in all material respects to the Indemnified Parties) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by the Company for such insurance.

      (c) The provisions of this Section 4.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives, and shall be binding on all successors and assigns of the Surviving Corporation.

      SECTION 4.9 Fiduciary Obligations. Notwithstanding any provision of this Agreement, if, prior to the Shareholders Meeting, any person (other than Acquiror or any of its affiliates) makes a written unsolicited Acquisition Proposal and (a) the Board of Directors of the Company determines reasonably and in good faith, after due investigation and after consultation with and based upon the advice of an outside financial advisor, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal (as defined in Section 7.1(c)(ii) below),
(b) the Board of Directors of the Company determines reasonably and in good faith, after due investigation and after consultation with and based upon the advice of Company counsel, that the failure to take action would cause the Board of Directors of the Company to violate its fiduciary duties to stockholders under applicable law and (c) the Company provides at least two business days' notice to Acquiror, then, the Board of Directors of the Company may (i) withdraw, modify or change its approval or recommendation in favor of this Agreement or the Merger, (ii) furnish non-public information to the person making the Acquisition Proposal pursuant to a customary confidentiality agreement and (iii) participate in discussions or negotiations regarding the Acquisition Proposal.

                                  ARTICLE V
             COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO
                      OR IN CONTEMPLATION OF THE MERGER

      SECTION 5.1 Conduct of Business by the Company. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep in full force and effect their Licenses, keep available the services of their current key officers, employees and agents, and preserve the goodwill of regulators or those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of the Subsidiaries to, without the prior consent of
Acquiror:

            (a) adopt or propose any change to its articles of incorporation or by-laws;

            (b) (i) declare, set aside or pay any dividends on, or make any other distributions with respect to, any of the Company's outstanding capital stock, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests of the Company, other than the Stock Options to be purchased as contemplated by Section 1.11 above and the Restricted Shares to be settled as contemplated by Section 5.5 below;

            (c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than upon the exercise of Stock Options outstanding on the date of this Agreement;

            (d) acquire any business or any corporation, partnership, joint venture, association or other business organization or division or acquire any material assets or make any investment in any person or enter into any reorganization;

            (e) take any action that, if taken prior to the date of this Agreement, would have been required to be disclosed in Section 2.6 of the Disclosure Schedule or that would otherwise cause any of the representations and warranties contained in Article II not to be true and correct in all material respects at any time;

            (f) sell, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business;

            (g) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or enter into any agreement for indebtedness or make any loans or advances to any other person, other than to the Company, or to any direct or indirect wholly-owned Subsidiary of the Company and other than routine advances in the ordinary course of business to employees or agents;

            (h) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole;

            (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

            (j) except in the ordinary course of business, modify, amend or terminate, or waive, release or assign any material rights or claims under any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any Subsidiary is a party;

            (k) authorize any of, or commit or agree to take any of the foregoing actions;

            (l) make any capital expenditures other than as contemplated by the Company's annual budget;

            (m) except with regard to transaction-contingent compensation to key officers and employees in an amount not to exceed the amount set forth in Section 2.6(d) of the Disclosure Schedule, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any Plan, or increase in any manner, the compensation or fringe benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of the Company or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries; (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors;

            (n) make any changes in accounting methods, except as required by law, rule, regulation, the SEC or GAAP; or

            (o) enter into any agreement or arrangement with any affiliate (other than wholly owned Subsidiaries). As used in this Agreement, the term "affiliate," shall mean, as to any person, any other person which directly or indirectly controls, or in under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

      SECTION 5.2 Management of the Company and Subsidiaries. The Company shall, from the date of this Agreement through the Effective Time, cause its management and that of the Subsidiaries to consult on a regular basis and in good faith with the employees and representatives of Acquiror concerning the management of the Company and its business.

      SECTION 5.3 Other Actions. The Company and Acquiror shall not, and shall not permit any of their respective subsidiaries to, take or omit to take any action that would, or that would reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect at any time or (b) any of the conditions of the Merger set forth in Article VI not being satisfied.

      SECTION 5.4 Notification. The Company shall give prompt notice to Acquiror and Acquiror shall give prompt notice to the Company of (a) the occurrence, or non-occurrence of any event whose occurrence or non-occurrence would reasonably be expected to cause (i) any representation or warranty contained in this Agreement which is qualified as to materiality or Material Adverse Effect to be untrue or inaccurate at any time from the date hereof to the Effective Time, (ii) any other representation or warranty made contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, or (iii) any condition set forth in Article VI to be unsatisfied at any time from the date hereof to the Effective Time, and (b) any failure of the Company, or Acquiror, as the case may be, to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the right of such party to terminate this Agreement.

      SECTION 5.5 Settlement of Promissory Note for Restricted Shares. Immediately prior to the Closing, the promissory note of Roger Brooks in the original principal amount of $1,332,500 shall be repaid by surrender and cancellation of the 410,000 Restricted Shares at a price equal to the Merger Consideration, and interest on the note shall be forgiven by the Company to the extent of any remaining amount due thereon.

      SECTION 5.6 Continuity of Benefits. The Company and Acquiror agree that individuals who are employed by the Company as of the Closing Date shall become employees of the Surviving Corporation following the Closing Date. From and after the Closing Date through December 31, 2003, Acquiror agrees to maintain compensation levels and employee benefits (other than stock options) which, in the aggregate, are at least comparable to those presently in effect, subject in each case for the Surviving Corporation's continuing right to hire and fire individual employees and to the Surviving Corporation's right to amend or terminate the Sales/Marketing bonus plan and Executive/Senior Management bonus plan listed on Section 2.8 of the Disclosure Schedule (the "Bonus Plans") for years after 2002. Acquiror agrees that the Surviving Corporation agrees during 2002 to maintain the current base salary of all employees, to retain the annual salary review date schedule for each employee, and to confirm the Bonus Plans. In addition, Acquiror shall maintain the Company's practices with respect to the sharing of costs (on a percentage basis) with employees of the life and medical insurance programs listed on Section 2.8 of the Disclosure Schedule through December 31, 2003.

      SECTION 5.7 Facilities. It is Acquiror's present intention to maintain the Company's facilities at their present locations following the Closing Date.

                                 ARTICLE VI
                            CONDITIONS PRECEDENT

      SECTION 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by an affirmative vote of the holders of the requisite number of shares present, in person or by proxy, and entitled to vote on the Merger at the Shareholders Meeting.

            (b) Governmental and Regulatory Consents. The Company and Acquiror shall have made all such filings, and obtained such authorizations, consents, or approvals required by any Governmental Entity to consummate the transactions contemplated hereby; provided, however that such authorizations, consents or approvals shall impose no conditions that would reasonably be expected to have a Material Adverse Effect.

            (c) No Proceedings. No proceeding shall have been commenced and be continuing, seeking to restrain or enjoin the consummation of the Merger.

      SECTION 6.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the Merger are further subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date or except as otherwise contemplated or permitted by this Agreement) on and as of the Closing Date as though made on the Closing Date, and the Company shall have delivered to Acquiror a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2(a).

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to Acquiror a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2(b).

            (c) Third-Party Approvals and Consents. All authorizations, approvals and consents of any third party required to be obtained by the Company which, if not obtained, would have a Material Adverse Effect, shall have been obtained and shall be in full force and effect.

            (d) Related Agreements. The Company shall have been repaid all outstanding amounts owing under the promissory note executed by Roger E. Brooks, and the Company and Mr. Brooks shall have terminated the Restricted Stock Agreement dated as of May 1, 1998, in accordance with Section 5.5 above. The Company and the parties to each of the Investment Agreement dated as of March 26, 1998, as amended as of May 1, 1998, and the Stockholders Agreement dated as of May 1, 1998, in each case as amended to date, shall have terminated such Agreements on terms acceptable to Acquiror.

            (e) No Material Adverse Effect. Since the date of this Agreement, no event, effect or change shall have occurred which has had or which would reasonably be expected to have a Material Adverse Effect, and Acquiror shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to such effect.

      SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date or except as otherwise contemplated or permitted by this Agreement) on and as of the Closing Date as though made on the Closing Date, and Acquiror shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer and to the effect set forth in this Section 6.3(a)

            (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer and to the effect set forth in this Section 6.3(b).

                                 ARTICLE VII
                      TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

            (a)   by mutual written consent of Acquiror and the Company;

            (b)   by either Acquiror or the Company:

                  (i) if, upon a vote at a duly held Shareholders Meeting, this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Shareholders Meeting;

                  (ii) if the Merger shall not have been consummated on or before June 30, 2002; provided, that either party may terminate this Agreement on or after such earlier date on which it can be reasonably determined that it will be impossible to consummate the Merger by June 30, 2002; and provided, further, that the party seeking to terminate this Agreement pursuant to this
            Section 7.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused or contributed to the failure to consummate the Merger by June 30, 2002; or

                  (iii) if any Governmental Entity shall have issued an
            order, decree or ruling or taken any other action, or there shall be enacted any law having the effect of, permanently enjoining, restraining or otherwise prohibiting, or making illegal the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided the party seeking to terminate this Agreement under this Section 7.1(b)(iii) shall have used reasonable efforts to remove or overturn such order, decree, ruling or other action; or

            (c)   by the Company:

                  (i) upon a material breach of any representation or warranty of Acquiror or if Acquiror fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Acquiror shall be or become untrue in any material respect, which breach or non-compliance is not curable or, if curable, is not cured by Acquiror within 30 days after written notice of such breach or non-compliance from the Company; or

                  (ii) if, prior to the Shareholders Meeting, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Acquiror or Merger Subsidiary, its approval or recommendation in favor of this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement providing for a bona fide Acquisition Proposal made by a third party on terms that a majority of the members of the Board of Directors of the Company reasonably determines in good faith (based upon the advice of an outside financial advisor) is more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained (such an Acquisition Proposal is referred to herein as a "Superior Proposal"); provided, that (A) at least five (5) business days prior to terminating this Agreement pursuant to this Section 7.1(c)(ii), the Company has provided Acquiror with written notice advising Acquiror that the Board of Directors of the Company has received a Superior Proposal that it intends to approve, specifying the material terms and conditions of the Superior Proposal and identifying the person making the Superior Proposal, (B) Acquiror may offer such adjustments in the terms and conditions of this Agreement as Acquiror deems appropriate and (C) at the end of the five-business day period the Board of Directors of the Company continues reasonably and in good faith to believe that the Acquisition Proposal is a Superior Proposal; provided, further, that simultaneously with any termination of this Agreement pursuant to this Section 7.1(c)(ii), the Company shall pay to Acquiror the Termination Payment (as defined in Section 7.2(b) below) specified in
            Section 7.2(b); and provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if the Company is in material breach of this Agreement; or

            (d)   by Acquiror:

                  (i) upon a material breach of any representation, or warranty of the Company or if the Company fails to comply in any material respect with any of this covenants or agreements, or if any representation or warranty of the Company shall be or become untrue in any material respect, which breach or non-compliance is not curable or, if curable, is not cured by the Company within 30 days after written notice of such breach or non-compliance from Acquiror; or

                  (ii) if, prior to the Shareholders Meeting, (A) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Acquiror or Merger Subsidiary, its approval or recommendation in favor of this Agreement or the Merger, or shall have approved or recommended an Acquisition Proposal, or shall have executed a definitive agreement providing for an Acquisition Proposal, or (B) a tender offer or exchange offer for any outstanding shares of the Company's common stock, is commenced, and the Board of Directors of the Company, within ten days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders.

      SECTION 7.2  Effect of Termination.

            (a) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, except as provided below in Section 7.2(b), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than the last sentence of Section 4.3 and Sections 7.2 and 10.2. Unless there has been a valid termination of this Agreement, nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

            (b) The Company shall pay Acquiror $1,000,000 in cash as liquidated damages and not as a penalty (the "Termination Payment") if this Agreement is terminated pursuant to Section 7.1(b)(i),
      Section 7.1(c)(ii) or Section 7.1(d)(ii). The Termination Payment shall be paid in same-day funds by wire transfer to an account designated by Acquiror within ten days after the event giving rise to the Termination Payment, except as provided in Section 7.1(c)(ii). Notwithstanding anything in this Agreement to the contrary, the Termination Payment, if payable, shall be paid only once and shall be Acquiror's sole and exclusive remedy hereunder for the termination of the Agreement under the circumstances in which the Termination Payment is paid, and upon such delivery of the Termination Payment to Acquiror, no person shall have any further claim or rights against the Company under this Agreement with respect thereto; provided, however, that this sentence shall not apply to and shall in no way restrict the right of Acquiror to assert a counterclaim in response to any action brought by the Company against Acquiror with respect to such events. The Company shall reimburse Acquiror for all costs incurred in connection with the collection of the Termination Payment under this Agreement.

      SECTION 7.3 Amendment. Subject to the applicable provisions of the MBCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of Acquiror and the Company; provided, however, that after approval of the Merger by the shareholders of the Company, no amendment shall be made which reduces the amount of the Merger Consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.

      SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or
(c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Company (if an extension or waiver of the Company) or (in all other cases) Acquiror. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, except that an amendment, waiver or extension by Acquiror shall be deemed to include and be binding on Merger Subsidiary.

      SECTION 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Acquiror or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                ARTICLE VIII
                           SURVIVAL OF PROVISIONS

      SECTION 8.1 Survival. The representations and warranties respectively made by the Company, Acquiror in this Agreement, or in any certificate, respectively, delivered by the Company, Acquiror pursuant to
Section 6.2 or Section 6.3 hereof, will terminate upon the Closing and be of no further force or effect.

                                 ARTICLE IX
                                   NOTICES

      SECTION 9.1 Notices. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or, if transmitted by telecopy, or if delivered by courier, as follows:

      If to the Company, to:

            Intelligent Controls, Inc.
            74 Industrial Park Road
            Saco, Maine  04072
            Attention: Roger E. Brooks
            Telecopy: (207) 286-1439

      with a copy to:

            Verrill & Dana, LLP
            One Portland Square
            Portland, Maine 04112
            Attention:  Gregory S. Fryer, Esq.
            Telecopy: (207) 774-7499

      If to Acquiror or Merger Subsidiary, to:

            Franklin Electric Co., Inc.
            400 E. Spring Street
            Bluffton, Indiana 46714
            Attention:  Gregg C. Sengstack
            Telecopy: (260) 827-5633
      with copies to:

            Schiff Hardin & Waite
            6600 Sears Tower
            Chicago, Illinois 60606
            Attention: Robert J. Regan, Esq.
            Telecopy: (312) 258-5600

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 9.1 will, whether sent by mail, telecopy, or courier, be deemed given upon the first business day after actual delivery to the addressed destination to which such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by telecopy confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                                  ARTICLE X
                                MISCELLANEOUS

      SECTION 10.1 Entire Agreement. This Agreement and the Nondisclosure Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior communications, agreements, understandings, representations, and warranties whether oral or written between the parties hereto. There are no oral or written agreements, understandings, representations, or warranties between the parties hereto with respect to the subject hereof other than those set forth in this Agreement and the Nondisclosure Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Nondisclosure Agreement, the terms of this Agreement shall control.

      SECTION 10.2 Expenses. Except as otherwise provided in this Agreement, the Company and Acquiror each will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the Company covenants and agrees that, assuming the Closing Date occurs on or before June 30, 2002, the fees and expenses of the Company incurred in connection with this Agreement and the Merger (including, but not limited to, legal, accounting and printing fees and expenses) shall not exceed $150,000 in the aggregate, and all such fees and expenses shall have been accrued or paid as of the Effective Time.

      SECTION 10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 10.4 No Third-Party Beneficiary. Except as otherwise specifically provided in Section 4.8, this Agreement is not intended and may not be construed to create any rights in any parties other than the Company and Acquiror and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

      SECTION 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State.

      SECTION 10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, such consent not to be unreasonably withheld and any such assignment that is not consented to shall be null and void, except that Acquiror shall have the right to assign this Agreement to any Subsidiary or affiliate. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

      SECTION 10.7 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

      SECTION 10.8 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization; and (g) the term "or" is disjunctive but not necessarily exclusive.

                          [Signature Page Follows]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Acquiror, Merger Subsidiary and the Company effective as of the date first written above.

                                       FRANKLIN ELECTRIC CO., INC.

                                       By:  ______________________________
                                       Name:      Jess B. Ford
                                       Title:     Senior Vice President

                                       FEI CORPORATION

                                       By:  ______________________________
                                       Name:     Jess B. Ford
                                       Title:    President

                                       INTELLIGENT CONTROLS, INC.

                                       By:  ______________________________
                                       Name:     Roger E. Brooks
                                       Title:    President and Chief
                                                 Executive Officer

                                                                  Exhibit A

Officers of Surviving Corporation

NAME                      TITLE
----                      -----

Jess B. Ford              Chairman
Roger E. Brooks           President and Chief Executive Officer
Gregg C. Sengstack        Chief Financial Officer, Treasurer and Secretary
Andrew B. Clement         Controller and Assistant Treasurer
Enrique Sales             Vice President Sales & Marketing
Dean Richards             Vice President Manufacturing

                       APPENDIX B:  DISSENTERS' RIGHTS

                       Maine Business Corporation Act

Section 908.  Right of shareholders to dissent

1. Except as provided in subsections 3 and 4, any shareholders of a domestic corporation, by complying with section 909, shall have the right to dissent from any of the following corporate actions:

      A. Any plan of merger or consolidation in which the corporation is participating; or

      B. Any sale or other disposition, excluding a mortgage or other security interest, of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in liquidation, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale; or

      C. Any other action as to which a right to dissent is expressly given by this Act.

2. A shareholder may dissent as to less than all of the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

3. There shall be no right of dissent in the case of shareholders of the surviving corporation in a merger.

      A. If such corporation is, on the date of filing of the articles of merger, the owner of all the outstanding shares of the other corporations, domestic or foreign, which are parties to the merger, or

      B. If a vote of the shareholders of such surviving corporation was not necessary to authorize such merger.

4. There shall be no right of dissent in the case of holders of any class or series of shares in any of the participating corporations in a merger or consolidation, which shares were, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the plan of merger or consolidation was to be voted on, either:

      A.    Registered or traded on a national securities exchange; or

      B. Registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Act of Congress known as the Securities Exchange Act of 1934, as the same has been or may hereafter be amended, being Title 15 of the United States Code Annotated,
            Section 781(g) unless the articles of incorporation of that corporation provide that there shall be a right of dissent.

5. The exceptions from the right of dissent provided for in subsection 3, paragraph B and in subsection 4 shall not be applicable to the holders of a class or series of shares of a participating corporation if, under the plan of merger or consolidation, such holders are required to accept for their shares anything, except:

      A. Shares of the surviving or new corporation resulting from the merger or consolidation, or such shares plus cash in lieu of fractional shares; or

      B. Shares, or shares plus cash in lieu of fractional shares, of any other corporation, which shares were, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the plan of merger or consolidation was acted upon, either:

            (1)   Registered or traded on a national securities exchange;
                  or

            (2)   Held of record by not less than 2,000 shareholders; or

      C. A combination of shares, or shares plus cash in lieu of fractional shares, as set forth in paragraphs A and B.

Section 909. Right of dissenting shareholders to payment for shares

1. A shareholder having a right under any provision of this Act to dissent to proposed corporate action shall, by complying with the procedure in this section, be paid the fair value of his shares, if the corporate action to which he dissented is effected. The fair value of shares shall be determined as of the day prior to the date on which the vote of the shareholders, or of the directors in case a vote of the shareholders was not necessary, was taken approving the proposed corporate action, excluding any appreciation or depreciation of shares in anticipation of such corporate action.

2. The shareholder, whether or not entitled to vote, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. No such objection shall be required from any shareholder to whom the corporation failed to send notice of such meeting in accordance with this Act.

3. If the proposed corporate action is approved by the required vote and the dissenting shareholder did not vote in favor thereof, the dissenting shareholder shall file a written demand for payment of the fair value of his shares. Such demand

      A. Shall be filed with the corporation or, in the case of a merger or consolidation, with the surviving or new corporation; and

      B. Shall be filed by personally delivering it, or by mailing it via certified or registered mail, to such corporation at its registered office within this State or to its principal place of business or to the address given to the Secretary of State pursuant to section 906, subsection 4, paragraph B; it shall be so delivered or mailed within 15 days after the date on which the vote of shareholders was taken, or the date on which notice of a plan of merger of a subsidiary into a parent corporation without vote of shareholders was mailed to shareholders of the subsidiary; and

      C.    Shall specify the shareholder's current address; and

      D.    May not be withdrawn without the corporation's consent.

4. Any shareholder failing either to object as required by subsection 2 or to make demand in the time and manner provided in subsection 3 shall be bound by the terms of the proposed corporate action. Any shareholder making such objection and demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

5. The right of a shareholder otherwise entitled to be paid for the fair value of his shares shall cease, and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim,

      A.    If his demand shall be withdrawn upon consent, or

      B. If the proposed corporate action shall be abandoned or rescinded, or the shareholders shall revoke the authority to effect such action, or

      C. If, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or

      D. If no action for the determination of fair value by a court shall have been filed within the time provided in this section, or

      E. If a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section.

6. At the time of filing his demand for payment for his shares, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the corporation, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

7. Within the time prescribed by this subsection, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice to each dissenting shareholder who has made objection and demand as herein provided that the corporate action dissented to has been effected, and shall make a written offer to each such dissenting shareholder to pay for such shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class.
      The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement of such corporation for the 12 months' period ended on the date of such balance sheet. The offer shall be made within the later of 10 days after the expiration of the period provided in subsection 3, paragraph B, for making demand, or 10 days after the corporate action is effected; corporate action shall be deemed effected on a sale of assets when the sale is consummated, and in a merger or consolidation when the articles of merger or consolidation are filed or upon which later effective date as is specified in the articles of merger or consolidation as permitted by this Act.

8. If within 20 days after the date by which the corporation is required, by the terms of subsection 7, to make a written offer to each dissenting shareholder to pay for his shares, the fair value of such shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within 90 days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

9. If within the additional 20-day period prescribed by subsection 8, one or more dissenting shareholders and the corporation have failed to agree as to the fair value of the shares:

      A. Then the corporation may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this State, such action shall be brought in the county where the registered office of the participating domestic corporation was last located. Such action:

            (1) Shall be brought by the corporation, if it receives a written demand for suit from any dissenting shareholder, which demand is made within 60 days after the date on which the corporate action was effected; and if it receives such demand for suit, the corporation shall bring the action within 30 days after receipt of the written demand; or,

            (2) In the absence of a demand for suit, may at the corporation's election be brought by the corporation at any time from the expiration of the additional 20-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the corporate action was effected;

      B. If the corporation fails to institute the action within the period specified in paragraph A, any dissenting shareholder may thereafter bring such an action in the name of the corporation;

      C. No such action may be brought, either by the corporation or by a dissenting shareholder, more than 6 months after the date on which the corporate action was effected;

      D. In any such action, whether initiated by the corporation or by a dissenting shareholder, all dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each dissenting shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive;

      E. The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any dissenting shareholder with respect to whom the corporation makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof;

      F. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares;

      G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his or her shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him;

      H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares, if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding, and may, in its discretion, award to any shareholder all or part of his attorney's fees and expenses; and

      I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation or the dissenting shareholders, or which are otherwise just and equitable. Such orders may include, without limitation, orders:

            (1) Requiring the corporation to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

            (2) Requiring the deposit with the court of certificates representing shares held by the dissenting shareholders;

            (3) Imposing a lien on the property of the corporation to secure the payment of the judgment, which lien may be given priority over liens and encumbrances contracted after the vote authorizing the corporate action from which the shareholders dissent;

            (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction.

10. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

11. The objection required by subsection 2 and the demand required by subsection 3 may, in the case of a shareholder who is a minor or otherwise legally incapacitated, be made either by such shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. Such shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

12. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought.

13. No action by a shareholder in the right of the corporation shall abate or be barred by the fact that the shareholder has filed a demand for payment of the fair value of his shares pursuant to this section.

                         INTELLIGENT CONTROLS, INC.
                                    PROXY
                    (Solicited by the Board of Directors)

The undersigned appoints Roger E. Brooks and Andrew B. Clement, or either of them, proxies with full power of substitution, to represent and vote all shares of Common Stock of Intelligent Controls, Inc. held by the undersigned, at the Special Meeting of Shareholders to be held June __, 2002, or any adjournment thereof.

1. TO APPROVE THE AGREEMENT AND PLAN OF MERGER AMONG INTELLIGENT CONTROLS, INC., FRANKLIN ELECTRIC CO, INC., AND FEI CORPORATION, INCLUDING THE PROPOSED MERGER UNDER SUCH AGREEMENT

                  [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

2. In their discretion, upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Proposal 1. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Meeting.

                                       Dated: _____________________, 2002


                                       Signature ________________________


                                       Signature ________________________

                                       Personal representatives,
                                       custodians, trustees, partners,
                                       corporate officers, and attorneys-
                                       in-fact should add their titles as
                                       such.

PLEASE VOTE AND DATE THIS PROXY, SIGNING IT AS YOUR NAME APPEARS ABOVE AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.